EXHIBIT 4.27

CREDIT AGREEMENT

Dated as of August 5, 2011

Among

TW CONTAINER LEASING, LTD.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

WELLS FARGO SECURITIES LLC,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Management Agreement
Exhibit C	Form of Security Agreement
Exhibit D	Form of Loan Request
Exhibit E	Form of Promissory Note
Exhibit F	Approved Lease Form

Schedules
Schedule 1	Funding Commitments of Lenders
Schedule 2	Credit Underwriting Information
Schedule 3	[Reserved]
Schedule 4	Lessee Concentration Limits
Schedule 5	Permissible Equipment Types and Concentration Limits
Schedule 7.19	Insurance Maintained by Borrower
Schedule 7.24	Listing of Bank Accounts

-iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of August 5, 2011, by and among TW CONTAINER LEASING, LTD., an exempted company with limited liability organized under the laws of Bermuda (together with its successors and permitted assigns, the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO SECURITIES, LLC, a limited liability company organized under the laws of the State of Delaware, as administrative agent for the Lenders (together with its successors and permitted assigns, the “Administrative Agent”).

RECITALS:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein; and

WHEREAS, the Borrower shall use the proceeds of the credit facility provided for herein in order to purchase one or more portfolios of Eligible Finance Leases;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS AND RULES OF INTERPRETATION

1.1 Definitions . The following terms shall have the meanings set forth in this Section 1.1 or elsewhere in the provisions of this Credit Agreement referred to below:

“Acquisition Fee”. As defined in the Management Agreement.

“Administrative Agent”. As defined in the caption to this Credit Agreement.

“Administrative Agent Fee”. This term shall have the meaning set forth in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter”. The Administrative Agent Fee Letter, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Administrative Agent’s Office”. The Administrative Agent’s office located at 301 South College Street, MAC 010153-082, Charlotte, North Carolina 28288, or at such other location as the Administrative Agent may designate from time to time.

“Administrative Questionnaire”. An administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Rate”. As follows:

(a) for each Eligible Finance Lease, eighty five percent (85%); or

(b) for each Eligible Owner Container, eighty percent (80%).

“Affiliate”. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments”. An amount equal to the sum of the Commitments of all the Lenders.

“Aggregate Loan Principal Balance”. As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Loans.

“Aggregate Net Book Value”. As of any date of determination, an amount equal to the sum of the Net Book Values of all Eligible Owner Containers that are not then subject to a Finance Lease.

“Aggregate Net Investment Value”. As of any date of determination, an amount equal to the sum of the then Net Investment Values of all Eligible Finance Leases then in effect.

“Aggregate Original Equipment Cost”. As of any date of determination, an amount equal to the sum of the Original Equipment Cost of all Owner Containers then owned by the Borrower including Owner Containers then subject to a Finance Lease.

“Applicable Margin”. With respect to each Loan for each Interest Period, one of the following:

(a) if (i) no Early Amortization Event is then continuing, or (ii) an Early Amortization Event of the type set forth in clause (f) or clause (g) of the definition of the term “Early Amortization Event” is then continuing, two and three-quarters of one percent (2.75%) per annum; and

(b) at all times not covered by clause (a), three and three quarters of one percent (3.75%);

provided that, for purposes of this definition, each Early Amortization Event shall be deemed to be no longer continuing on the date on which the condition giving rise to such Early Amortization Event is no longer continuing and regardless of the absence of any waiver thereof).

Notwithstanding the foregoing, after the expiration or termination of the Revolving Credit Period, the Administrative Agent, acting at the direction of the Majority Lenders, shall, upon prior notice to the Borrower, have the right, exercisable on one or more occasions during the term of this Credit Agreement, to increase the Applicable Margin in order to reflect the current market pricing (as determined by the Majority Lenders) based on then existing market conditions for comparable transactions; provided, however, that the Applicable Margin shall not increase by more than one and one half of one percent (1.50%) above the Applicable Margin that would otherwise be in effect without giving effect to this clause. Thereafter, the Applicable Margin shall be equal to such increased Applicable Margin

“Applicable Pension Legislation”. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower.

“Approved Fund”. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages an Lender; provided, however, that the Borrower shall not constitute an Approved Fund.

“Approved Lease Form”. A lease in the form attached as Exhibit F hereto.

“Asset Base”. As of any date of determination, an amount equal to the sum (without duplication) of the following:

(a) the product of (i) the Advance Rate for Eligible Finance Leases (and the Owner Containers subject thereto), and (ii) an amount equal to the Aggregate Net Investment Value (measured as of such date of determination); plus

(b) subject to clause (2) of the next paragraph, the product of (i) the Advance Rate for Eligible Owner Containers, and (ii) the Aggregate Net Book Value (measured as of such date of determination); plus

(c) an amount equal to the cash and Eligible Investments then on deposit in the Cash Reserve Account.

For purposes of the foregoing calculation, the following guidelines shall apply:

(1) In connection with each calculation of the Asset Base, a specific Lease and a specific Owner Container may be included in only clause (a) or clause (b) but not both; and

(2) A Repossessed Owner Container will be included in clause (b) of the above-referenced calculation of Asset Base only once the Borrower (or the Manager on behalf of the Borrower) obtains possession of such Repossessed Owner Container.

“Asset Base Deficiency”. As of any Payment Date, the condition that exists if (i) the Aggregate Loan Principal Balance (calculated after giving effect to all principal payments to be paid on such Payment Date) exceeds (ii) the Asset Base. If such term is used in a quantitative context, the amount of the Asset Base Deficiency shall be equal to the amount of such excess.

“Asset Base Report”. As defined in the Management Agreement.

“Assignment and Acceptance”. An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.2), and accepted by the Administrative Agent (acting at the direction of the Majority Lenders), in substantially the form of Exhibit A or any other form approved by the Administrative Agent (acting at the direction of the Majority Lenders).

“Authorized Officer”. With respect to (i) delivering Loan Requests and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Credit Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (ii) delivering financial information and officer’s certificates pursuant to this Credit Agreement, any Senior Designated Officer of the Borrower, and (iii) any other matter in connection with this Credit Agreement or any other Loan Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Available Distribution Amount”. With respect to any Payment Date, means the sum (without duplication) of (i) all cash collected and applied by, or on behalf of, the Borrower in respect of all Owner Containers and all Leases of Owner Containers, minus any allocated Operating Expenses in respect of such Owner Containers and Leases (such difference, “Collections”) received during the most recently ended Collection Period, less the amount of the Manager Fee and the Manager Fee Arrearage (if any) deducted by Manager prior to deposit of Collections into the Trust Account in accordance with this Agreement and the Management Agreement for the most recently ended Collection Period, (ii) all amounts received by the Borrower during the most recently ended Collection Period pursuant to any Interest Rate Hedging Agreement, (iii) the amount of all Manager Advances for such Payment Date, (iv) any earnings on Eligible Investments in the Trust Account, to the extent that such earnings were credited to such account during the most recently ended Collection Period, (v) any amounts transferred from the Cash Reserve Account, and (vi) other payments required by the Loan Documents to be deposited in the Trust Account.

“Bankruptcy Event”. For any Person, any of the following events:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestration or the like, for such Person or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due.

“Bankruptcy Laws”. Collectively, (a) the Federal Bankruptcy Code and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate”. The higher of (a) the variable annual rate of interest so designated from time to time by Wells Fargo Bank, N.A. as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate; provided, however, that in no event shall the Base Rate exceed an interest rate per annum equal to one percent (1%) above the Federal Funds Effective Rate then in effect. For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) funds brokers of recognized standing selected by the Administrative Agent. Changes in the Base Rate resulting from any publicly announced changes in the Administrative Agent’s “prime rate” shall take place immediately without notice or demand of any kind.

“Base Rate Loan”. A Loan bearing interest calculated by reference to the Base Rate.

“Borrower”. As defined in the caption to this Credit Agreement.

“Borrower Expenses”. For any Collection Period, all out-of-pocket, reasonable costs and expenses of the Borrower payable to third parties during such Collection Period (including costs and expenses permitted to be paid to, or by, the Manager, in connection with the conduct of the Borrower’s business), in each case determined on an accrual basis, including but not limited to the following:

(a) administrative expenses;

(b) accounting and audit expenses of the Borrower;

(c) premiums for liability, casualty, fidelity, directors and officers and other insurance;

(d) directors’ fees and expenses;

(e) legal and other professional fees and expenses; and

(f) taxes (including personal or other property taxes and all sales, value added, use and similar taxes;

provided, however, that Borrower Expenses shall not include (1) Operating Expenses with respect to the Owner Containers paid by the Manager pursuant to the terms of the Management Agreement, (2) any Manager Fee, (3) overhead expenses of the Manager and other costs and expenses required to be paid by the Manager under the Management Agreement, (4) depreciation or amortization on the Owner Containers, (5) principal and interest payments on the Loans or (6) costs (exclusive of any Acquisition Fee) incurred by Borrower in connection with the Acquisition Function (as defined in the Management Agreement).

“Breakage Cost”. For any Lender with respect to any Breakage Event, any costs actually incurred by such Lender in connection with such Breakage Event, which shall be calculated as the difference (as reasonably determined by such Lender and set forth in a certificate of such Lender delivered to the Borrower) of (a) such Lender’s cost of obtaining funds for the LIBOR Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such LIBOR Rate Loan, minus (b) the amount of interest realized by such Lender in redeploying the funds returned or not utilized by reason of such Breakage Event for such period (or, if such funds are not so redeployed, the amount of interest likely to have been realized in the eurodollar interbank market).

“Breakage Event”. Any of (a) failure by the Borrower to repay any LIBOR Rate Loan as and when due and payable (including, without limitation, the prepayment of any LIBOR Rate Loan at any time other than the end of an Interest Period applicable thereto), (b) failure of the Borrower to borrow after the Borrower has given a Loan Request relating thereto in accordance with Section 2.2, for any reason other than failure of any Lender to make a Loan as and when requested in such Loan Request, (c) failure of the Borrower to prepay any Loan after the Borrower has given notice of such prepayment in accordance with Section 4.2.2, and (d) the conversion of a LIBOR Rate Loan to a Base Rate Loan at any time other than the end of an Interest Period applicable thereto, pursuant to Section 5.5.

“Business Day”. One of the following: (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in San Francisco, California, New York, New York or the city in which the Administrative Agent’s Office is located, a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, LIBOR Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the Eurodollar interbank market.

“Capitalized Lease”. Any Lease under which the Borrower is the lessee or obligor, the discounted remaining rental payment Obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Capital Stock”. Any and all shares, interests, participations or other equivalents (however designated) of capital stock or shares of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Reserve Account”. As defined in Section 3.3.

“Cash Reserve Amount”. As of each Funding Date or any Payment Date, an amount equal to the product of (i) three (3), (ii) one-twelfth, (iii) an interest rate per annum equal to the sum of (x) the weighted average (determined based on then current notional balances) of the interest rates per annum payable by the Borrower under all Interest Rate Hedging Agreements then in effect, plus (y) the Applicable Margin then in effect, and (iv) the Aggregate Loan Principal Balance, calculated after giving effect to all advances of principal and principal payments made on such Funding Date or Payment Date.

“Casualty Loss”. As defined in the Management Agreement.

“Casualty Proceeds”. As defined in the Management Agreement.

“Change in Law”. Any of the following:

(i)	any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder by any Governmental Authority, or

(ii)	the occurrence, after the date of this Credit Agreement, of any of the following: (x) the adoption or taking effect of any law, rule, regulation or treaty; (y) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (z) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date”. The date on which all conditions precedent set forth in Section 10 have been fulfilled or waived.

“Code”. The United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the date hereof, and any subsequent provisions of the Code, amendments thereto or substituted therefrom.

“Collateral”. All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents. Notwithstanding the foregoing, no account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person and no Lease under which the Lessee is a Sanctioned Person, shall, in either instance, constitute Collateral.

“Collection Period”. As defined in the Management Agreement.

“Commitment”. With respect to each Lender, the amounts set forth on Schedule 1 as the amounts of such Lender’s commitment to make Loans to the Borrower pursuant to this Credit Agreement, as the same may be increased or reduced from time to time pursuant to the provisions hereof; or if such commitments are terminated pursuant to the provisions hereof, zero.

“Commitment Fee”. This term shall have the meaning set forth in Section 5.1.1.

“Commitment Fee Percentage”. One half of one percent (0.50%) per annum.

“Commitment Percentage”. With respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to this Credit Agreement or if the Aggregate Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the outstanding Loans owing to such Lender at such time. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or on the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Company”. Any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Competitor”. Any Person, other than Borrower, TL or any Affiliate of TL, engaged in the container leasing business or any line of business in which Borrower is engaged; provided that in no event shall Wells Fargo Bank, National Association, or any Affiliate or Approved Fund thereof, be deemed to be a “Competitor”.

“Consolidated” or “consolidated”. With reference to any term defined herein, shall mean that term as applied to the accounts of the applicable Person and its Subsidiaries, consolidated in accordance with GAAP.

“Container”. As defined in the Management Agreement.

“Container Sale Agreement”. Each agreement entered into from time to time for the sale of Containers by WFCC, TL or their respective Affiliates, as a seller, to Borrower, as buyer.

“Contingent Obligation”. As to any Person, means any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Control”. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”. The Blocked Account Agreement, dated as of August 5, 2011, by and among the Borrower, the Administrative Agent and HSBC Bank Canada, as depositary bank.

“Credit Agreement”. This Credit Agreement, including the Schedules and Exhibits hereto, as amended, supplemented or otherwise modified in accordance with the terms hereof.

“Credit Exposure”. With respect to any Person as of any date of determination, an amount equal to the sum of (i) the sum of the then Net Investment Values of all Eligible Finance Leases under which such Person or one of its Affiliates is the Lessee, and (ii) the sum of the then Net Book Values of all Owner Containers subject to an Operating Lease under which such Person or one of its Affiliates is the Lessee.

“Debt Service Coverage Ratio”. As of any date of determination, the ratio of (a) the remainder of (i) the aggregate amount of all Owner Proceeds deposited into the Trust Account for all Collection Periods during the most recently completed Measurement Period minus (ii) the aggregate amount of the Manager Fees, Administrative Agent Fees and Borrower Expenses for all Collection Periods during the most recently completed Measurement Period, to (b) the sum of (i) all interest, Commitment Fees and Periodic Hedge Payments payable by the Borrower (regardless of whether such amounts were actually paid) during such Measurement Period and (ii) the sum of all Hedge Termination Payments and all Scheduled Principal Payment Amounts payable by the Borrower (regardless of whether such amounts were actually paid) during such Measurement Period.

“Default”. Any event that would, with the giving of notice or the lapse of time or both, constitute an “Event of Default”.

“Defaulted Finance Lease”. Any Finance Lease for which:

(a) a regularly scheduled rental payment or other material payment owing thereunder is more than ninety (90) days past due (measured from its contractual due date), unless such payment is covered by default insurance and a full recovery for such rental payment under such default insurance is obtained by, or on behalf of, Borrower within sixty (60) days following the date such payment became ninety (90) days past due; or

(b) an “event of default” thereunder, not dealt with in clause (a) (including the Lessee’s insolvency), has occurred, and the Manager has repossessed the related Owner Containers or is otherwise exercising remedies in accordance with its normal procedures; or

(c) the Manager has otherwise determined that the remaining amounts owing by the Lessee under such Lease are expected to be uncollectible, or

(d) both of the following shall have occurred with respect to such Lease: (i) the Lessee is the subject of a Bankruptcy Event, and (ii) such Lessee is not current in the payment of rental or other payments owing by such Lessee thereunder within ninety (90) days subsequent to the commencement of such Bankruptcy Event.

“Defaulting Lender”. Subject to Section 15.13.2, any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder, or (b) has notified the Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Credit Agreement or under other agreements generally in which it commits to extend credit (it being agreed that a failure or refusal by a Lender to honor funding requests as a result of a good faith dispute regarding the continuing obligation of such lender to provide requested funds under such other agreement shall not serve as the basis for classification of such Lender as a Defaulting Lender).

“Depreciation Policy”. (i) For purposes of calculating the Asset Base, a depreciation policy under which Owner Containers are depreciated (x) in the case of a new Owner Container, using the straight-line method over a twelve (12) year useful life, to an estimated residual value of twenty-eight percent (28%) of the Original Equipment Cost of such new Owner Container, and (y) in the case of used Owner Containers, the remaining useful life thereof at the date of acquisition by the Borrower thereof (based upon a total useful life of 12 years) to an estimated residual value of twenty-eight percent (28%) of the Original Equipment Cost of Owner Containers that are then the same age as such used Owner Container and (ii) for purposes of preparing and maintaining the financial statements and financial records of the Borrower and all other purposes not addressed in clause (i), the depreciation policy of the Borrower, which may from time to time be revised by Borrower with the approval of Borrower’s independent auditors. Notwithstanding the foregoing, if (A) the “Depreciation Policy” used under the TMCL Indenture for purposes of calculating the asset base thereunder is revised such that such “Depreciation Policy” can be revised by the “Issuer” or “Manager” thereunder with the approval of such issuer’s or manager’s independent auditors but without approval of the noteholders under the TMCL Indenture (the “Revision”), and (B) WFB or an Affiliate thereof, as a holder of notes issued pursuant to the TMCL Indenture, voted in favor of the Revision, then clause (i) of this definition automatically shall be deleted on the effective date of the Revision.

“Determination Date”. The fourth (4th) Business Day prior to a Payment Date.

“Distribution”. By any Person, (i) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Person, other than dividends payable solely in shares of Capital Stock of such Person; (ii) the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of such Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); (iii) the return of capital by such Person to its shareholders as such; or (iv) any other distribution on or in respect of any shares of any class of Capital Stock of a Person.

“Dollars” or “$”. Dollars in lawful currency of the United States of America.

“Early Amortization Event”. The occurrence of any of the following events or conditions:

(a) An Event of Default;

(b) A Manager Default;

(c) The Finance Lease Default Ratio (as set forth on the most recent Manager Report) exceeds twenty percent (20%);

(d) An Asset Base Deficiency exists on any Payment Date and such condition remains unremedied for a period of ten (10) consecutive Business Days without being cured;

(e) The Debt Service Coverage Ratio (as set forth on the most recent Manager Report) is less than 1.15 to 1.0;

(f) The Asset Base is less than $200,000,000 as of any Payment Date following the expiration or termination of the Revolving Credit Period;

(g) WFB and/or other direct or indirect Subsidiaries of WFB fail to own, in the aggregate, at least fifty one percent (51%) of the Capital Stock of the Borrower; and

(h) The total number of Eligible Lessees under Leases in respect of which Loans have been advanced is less than (i) three by August 31, 2012, (ii) six by August 31, 2013 and (iii) nine by August 31, 2014;

provided that, if an Early Amortization Event occurs, such Early Amortization Event shall be deemed to be continuing (regardless of whether such Early Amortization Event has been cured) until the date on which the Majority Lenders waive in writing such Early Amortization Event; provided further that:

(i) in the case of the Early Amortization Event of the type set forth in clause (d) above, such Early Amortization Event shall be deemed to be no longer continuing, regardless of the absence of any such waiver, beginning on the first Determination Date thereafter on which the Manager Report indicates that an Asset Base Deficiency no longer exists; provided that (A) the Revolving Credit Period has not expired or been terminated pursuant to clause (a) or (b) of the definition thereof and (B) fewer than six Payment Dates have occurred since the date on which such Early Amortization Event was initially reported on a Manager Report; and

(ii) in the case of the Early Amortization Event of the type set forth in clause (e) above, such Early Amortization Event shall be deemed to be no longer continuing, regardless of the absence of any such waiver, beginning on the first Determination Date thereafter on which such condition has not been continuing for at least two consecutive subsequent Payment Dates; provided that fewer than six Payment Dates have occurred since the date on which such condition was initially reported on a Manager Report.

The cure and/or waiver of any single type of Early Amortization Event shall not constitute a cure or waiver of any other type of Early Amortization Event then continuing.

“Eligible Assignee”. Any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) the Borrower (such approval not to be unreasonably withheld or delayed); provided, however, that the Borrower will not have an approval right if a Default or an Event of Default is then continuing; provided that an “Eligible Assignee” shall not include (1) a Competitor, (2) the Borrower, (3) TL or any Affiliate of TL, (4) a natural person or (5) any Person then classified as a Defaulting Lender.

“Eligible Finance Lease”. Any Finance Lease that as, of the Funding Date applicable thereto, meets all of the following characteristics:

(a) Valid Contract. Such Finance Lease is a legal, valid and binding full recourse payment obligation of the related Lessee, enforceable in accordance with its terms (except as may be limited by applicable insolvency, bankruptcy, moratorium, reorganization, or other similar laws affecting enforceability of creditors’ rights generally and the availability of equitable remedies) and is in full force and effect, and such Finance Lease has not been satisfied, subordinated or rescinded;

(b) No Violation. The pledge of Borrower’s right, title and interest in and to such Finance Lease and the related Owner Containers will not violate the terms or provisions of such Finance Lease or any other agreement to which the Borrower is a party or by which it is bound;

(c) Partial Pledges. No portion of such Finance Lease or the Owner Containers subject to such Finance Lease has been pledged by Borrower to a third party;

(d) Good Title and First Lien. The Borrower has good and marketable title to such Finance Lease and the Owner Containers subject thereto and the Administrative Agent shall have a first priority (subject only to Permitted Liens), perfected security interest in the Borrower’s rights in such Finance Lease and the Owner Containers subject thereto;

(e) Defaulted Leases. Such Finance Lease is not a Defaulted Finance Lease;

(f) Insolvency. The Lessee under such Finance Lease is not subject to Bankruptcy Event;

(g) Eligible Lessee. The Lessee under such Finance Lease is an Eligible Lessee;

(h) Lease Concentration Limits. In the case of any Funding Date occurring after the date on which at least ten Persons become Lessees under Eligible Finance Leases, such Finance Lease satisfies all of the Lease Concentration Limits;

(i) Permissible Equipment Types. Each Owner Container that is subject to such Finance Lease is of an equipment type listed on Schedule 5 hereto and, after giving effect to the acquisition by the Borrower of the Owner Containers that are subject to such Finance Lease, all Owner Containers are within the concentration limitations set forth on Schedule 5 hereto;

(j) Financing Statements. All UCC financing statements (or documents of similar import) required to be filed against the related Lessee as of the Funding Date pursuant to the terms of the Management Agreement and the Security Documents shall have been so filed;

(k) Purchase Price. The Original Equipment Cost for such Owner Container did not exceed its Fair Market Value at the time of acquisition;

(l) Manufacturer Specifications. At the date of its manufacture, the container conformed to any applicable industry standards (including, without limitation, any applicable rules or regulations promulgated by the International Standards Organization or the Convention for Safe Owner Containers);

(m) Manager Specifications. The Owner Container conformed to the specifications used by the Manager in the ordinary course of its business at the time of its acquisition by the Borrower;

(n) Origination. Such Finance Lease was either (i) originated by the Manager, on behalf of the Borrower, in accordance with the terms of the Management Agreement, or (ii) acquired by the Borrower pursuant to the terms of a Container Sale Agreement; and

(o) Terms of Such Finance Lease.

(i) Absolute Obligations. The Lessee’s obligation to pay rent under such Finance Lease is a “hell or high water” obligation that is, among other characteristics, absolute and not subject to any defenses, set-offs or counterclaims, and such Finance Lease has no rescission, reduction or recoupment provision during the non-cancelable term of such Finance Lease except as to disputed amounts and that, upon making of a casualty payment, the obligation of the related Lessee to make rental payments thereunder will be reduced accordingly;

(ii) Taxes; Maintenance; Insurance. Such Finance Lease (i) contains provisions (A) requiring the related Lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to the Owner Container and (B) to assume all risk of loss or malfunction of the related Owner Container and (ii) requires the related Lessee, at its own expense, to maintain the Owner Container in good and workable order and to obtain and maintain liability insurance and physical damage insurance on the Owner Containers subject thereto (subject to Lessee’s right to self-insure in accordance with Manager’s credit and collection policy);

(iii) Acceleration. Such Finance Lease provides for the Lessor’s right to accelerate all rental payments thereunder upon an “event of default” thereunder;

(iv) Casualty Loss. Such Finance Lease requires that in the event of a Casualty Loss, the related Lessee must take one of the following actions: (i) restore or repair the affected Owner Container to good repair, condition and working order; or (ii) make a lump sum payment in an amount that is not less than an amount equal to the sum of (x) all rental payments thereunder then due and owing, and (y) the net present value, calculated at a discount rate set forth in the Finance Lease, of all unpaid rental payments scheduled to become due thereunder;

(v) Tenor. The term of such Finance Lease (including any bargain renewal options) is not more than ten years;

(vi) Subleasing. Such Finance Lease shall prohibit the sublease of the related Owner Container without the prior consent of the Manager; and

(vii) Rental Payment Frequency. Rent under such Lease is payable no less frequently than quarterly.

“Eligible Investments”. Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form, which evidence:

(a) direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;

(b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by S&P and “Prime 1” by Moody’s;

(c) commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by S&P and “Prime 1” by Moody’s;

(d) bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(e) repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “Prime 1” by Moody’s and whose long-term unsecured debt obligations are rated “AA” by S&P and “Aa3” by Moody’s;

(f) money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment, from each of S&P and Moody’s in the highest investment category granted thereby; and

(g) any other investment as may be acceptable to the Administrative Agent (acting at the direction of the Majority Lenders), as evidenced by the Administrative Agent’s prior written consent to that effect.

“Eligible Lessee”. Any Person (other than any Sanctioned Person) that meets all of the applicable requirements set forth in clauses (a), (b) and (c) below:

(a) in the case of any Person that is a prospective Lessee under a Finance Lease:

(1) For each of the first five (5) Lessees under Finance Leases as to which Loans are advanced, each of the following: (A) each Person, not addressed in clause (B) below, that has been approved by the Majority Lenders (in their sole discretion) to be a Lessee under a Finance Lease, and (B) so long as no Bankruptcy Event is continuing with respect to such Person, each of the following Persons, so long as the aggregate Credit Exposure related to such Person and its Affiliates (calculated after giving effect to the Finance Lease then under consideration) shall not exceed the Dollar amount set forth opposite the name of such Person on Schedule 4 under the column entitled “Maximum Allowed Exposure” (as such amounts may be amended from time to time in a written instrument signed by each of the Borrower and the Administrative Agent, acting at the direction of the Majority Lenders);

(2) For each of the sixth through tenth, inclusive, Lessees under Finance Leases as to which Loans are advanced, each of the following: (A) each Person not addressed in clause (B) below, that has been approved by the Majority Lenders (in their sole discretion) to be a Lessee under a Finance Lease, and (B) so long as no Bankruptcy Event is continuing with respect to such Person, each of the Persons set forth in clause (A), so long as the aggregate Credit Exposure related to such Person and its Affiliates (calculated after giving effect to the Finance Lease then under consideration) shall not exceed Thirty Five Million Dollars ($35,000,000);

(3) Once at least ten Persons described in the foregoing clauses (a)(1) and (a)(2) have become Lessees under Finance Leases as to which Loans are advanced, any Person engaged in the shipping industry so long as (A) no Bankruptcy Event is continuing with respect to such Person on the Funding Date for the related Finance Lease, and (B) the consummation of the Finance Lease then under consideration complies with all of the Lease Concentration Limits.

(b) in the case of any Person that is a prospective Lessee under a Finance Lease, the Administrative Agent has received with respect to such Person all of the credit underwriting information set forth on Schedule 2 hereto and such information shall be satisfactory to the Administrative Agent (in its sole discretion); and

(c) the Administrative Agent has received with respect to such Person the information set forth on Schedule 3 to the Management Agreement and the Administrative Agent shall have determined, in its sole discretion, that such Person satisfies the Administrative Agent’s and WFBNA’s compliance requirements related to OFAC and any other statutes, regulations, rules, orders and other applicable restrictions imposed by any applicable Governmental Authority.

“Eligible Owner Container”. As of any date of determination, any Owner Container that is not then subject to a Finance Lease that complies with all of the following:

(a) Manufacturer Specifications. At the date of its manufacture, the container conformed to any applicable industry standards (including without limitation any applicable rules or regulations promulgated by the ISO or CSC);

(b) Manager Specifications. The Owner Container conformed to the specifications used by the Manager in the ordinary course of its business at the time of its acquisition by the Borrower;

(c) Eligible Finance Lease. Such Owner Container was, on the Funding Date applicable to such Owner Container, subject to (i) an Eligible Finance Lease or (ii) a lease that satisfies all criteria of being an Eligible Finance Lease;

(d) Registration. Each Owner Container’s registration mark (four letter prefix) has been registered in the name of the Lessee and/or the Manager in the official register of the Bureau International des Owner Containers (Paris);

(e) Compliance with Law. Each Lease of such Owner Container complied in all material respects at the time it was originated with all legal requirements of the jurisdiction in which it was originated;

(f) Casualty Loss. Such Owner Container is not the subject of a Casualty Loss;

(g) Liens. Such Owner Container is free and clear of all Liens other than Permitted Liens;

(h) Purchase Price. The Original Equipment Cost for such Owner Container did not exceed its Fair Market Value at the time of acquisition;

(i) No Sanctioned Person or Sanctioned Country. Such Owner Container is then (i) not on lease to a Sanctioned Person, and (ii) (A) not subleased to or used by a Sanctioned Person or (B) not located, operated or used in a Sanctioned Country unless otherwise authorized pursuant to OFAC Sanctions or by a license granted by OFAC; and

(j) Lease Concentration Limits. If such Container is then subject to an Operating Lease, (i) such Operating Lease complies with all of the Lease Concentration Limits, (ii) the Lessee under such Operating Lease is an Eligible Lessee and (iii) rent under such Lease is payable no less frequently than quarterly.

“Environmental Law”. Any applicable local, state, federal, or other laws in the United States of America, or any other laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.

“Environmental Claim”. Any and all administrative, regulatory or judicial actions, suits, orders, claims or proceedings against the Borrower under any Environmental Law or any permit issued to the Borrower under any such Environmental Law (for purposes of this definition, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“ERISA”. The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Event”. Means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the incurrence by the Borrower of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower from any Plan or Multiemployer Plan; (c) the receipt by the Borrower from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (d) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 307 of ERISA; (e) the receipt by the Borrower of any notice, or the receipt by any Multiemployer Plan from the Borrower of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (f) the occurrence of a nonexempt “prohibited transaction” with respect to which the Borrower is a “disqualified person” (within the meaning of Section 4975 of the Code).

“Expense Payment Account”. As defined in Section 3.5.

“Event of Default”. This term shall have the meaning set forth in Section 12.1.

“Executive Order”. This term shall have the meaning set forth in Section 7.20.

“Fair Market Value”. With respect to any asset (including any Owner Container) to be purchased or sold by, or on behalf of, the Borrower, shall mean the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by, or on behalf of, the Borrower.

“Federal Bankruptcy Code”. Title 11, United States Code as in effect from time to time (and any successor thereto).

“Fees”. Collectively, the Administrative Agent Fee and the Commitment Fee.

“Finance Lease”. Any Lease that (x) is classified as a “direct financing lease” pursuant to GAAP and (y) provides the Lessee thereunder with the right or option to (i) purchase the Owner Containers subject thereto at the expiration of such lease or (ii) extend the term of such lease for an additional period, and, in either such instance, such Lease satisfies the criteria for classification as a capital lease pursuant to GAAP, including statement of Financial Accounting Standards No. 13 as amended.

“Finance Lease Default Ratio”. With respect to each Collection Period, a fraction (expressed as a percentage), (a) the numerator of which is an amount equal to the sum of the Original Equipment Cost of all Owner Containers subject to all Finance Leases currently in effect that have been classified as a Defaulted Finance Lease during such Collection Period or a prior Collection Period, and (b) the denominator of which is an amount equal to the Aggregate Original Equipment Cost of all Owner Containers.

“Finance Lease Proceeds Account”. As defined in the Management Agreement.

“Floating Rate Lease”. A Finance Lease pursuant to which the amount of rent payable by the related Lessee changes on a monthly basis based on a reference interest rate, such as LIBOR Rate or the prime rate.

“Fund”. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date”. Each date on which a Loan is made to the Borrower pursuant to the terms of this Credit Agreement.

“GAAP”. Generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board,, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”. Any foreign, federal, state, regional, local, municipal or other government, including any regulatory authority (including any self-regulatory authority claiming jurisdiction) or any bank examiner, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

“Guaranteed Pension Plan”. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Hazardous Substances”. Those substances or materials that are prohibited, limited or regulated by any Environmental Law.

“Hedge Termination Payment”. Any payment due under an Interest Rate Hedging Agreement as a result of the termination of such Interest Rate Hedging Agreement for whatever reason.

“Hedging Agreement”. Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement, forward commodity contract, commodity swap, commodity option or other similar agreement or arrangement to which the Borrower at that time is a party, designed to protect the Borrower against fluctuations in those interest rates, exchange rates, forward rates or commodity prices that normally arise in connection with the Borrower’s ordinary course of business or as otherwise required to be entered into by the Borrower pursuant to, and in accordance with, the terms of this Credit Agreement.

“Indebtedness”. As to any Person, without duplication, means (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money, (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances, and bank guaranties issued for the account of such Person, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (A) the outstanding amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all obligations of such Person under Capitalized Leases and Synthetic Leases, (v) all Contingent Obligations of such Person, (vi) as of any date of determination, all obligations under any interest rate hedging or under any similar type of agreement to the extent of the amount due if such agreement were to be terminated on such date of determination, and (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are either (x) not overdue by 90 days or more or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted).

“Indemnified Party”. This term shall have the meaning set forth in Section 15.3.

“Independent Accountant”. KPMG or any other “Big 4” or other nationally or regionally recognized accounting firm that is reasonably acceptable to the Administrative Agent (acting at the direction of the Majority Lenders) and that is independent with respect to the Borrower within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder.

“Interest Period”. With respect to all or any relevant portion of any Loan, (a) initially, the period commencing on the Funding Date of such Loan and ending on the close of business on the last day of the month in which such Funding Date occurs, and (b) thereafter, each period commencing the first day of each calendar month and ending on the last day of such calendar month; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(c) any Interest Period (except for the initial Interest Period with respect to any Loan) relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(d) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Interest Rate Hedge Counterparty”. Each Person that is a counterparty to an Interest Rate Hedging Agreement with the Borrower.

“Interest Rate Hedging Agreement”. A Hedging Agreement with one or more Interest Rate Hedge Counterparties that protects the Borrower against fluctuations in interest rates.

“Investments”. Any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by any Person

“Lease”. Any lease for one or more Owner Containers entered into with a Lessee, which Lease may, if an Operating Lease, cover both Owner Containers and other marine or intermodal cargo containers in Manager’s fleet. Operating Leases may be in the name of Manager or in the name of a third-party lessor from whom Manager has acquired management rights.

“Lease Concentration Limits”. With respect to each Finance Lease and Operating Lease (as applicable), and subject to the proviso set forth below, each of the following limitations:

(a) Maximum Concentration to a Single Lessee. The sum of (i) the Net Book Values of all Owner Containers subject to an Operating Lease and (ii) the Net Investment Value of all Finance Leases, that are in aggregate with any single Lessee and its Affiliates shall not exceed an amount equal to the product of (A) either (x) fifteen percent (15%) for each Eligible Lessee with a Maximum Allowed Exposure of Thirty Five Million Dollars ($35,000,000) pursuant to clause (a)(1) of the definition of “Eligible Lessee”, or (y) ten percent (10%) at all other times and for all other Persons and (B) the sum of (1) then Aggregate Net Book Value and (2) then Aggregate Net Investment Value;

(b) Maximum Concentration to U.S. Government. In the case of Operating Leases only, the sum of the Net Book Values of all Owner Containers subject to Operating Leases under which the Lessee is the government of the United States of America or one of its agencies shall not exceed an amount equal to the product of (A) four percent (4%) and (B) an amount equal to the sum of (i) then Aggregate Net Book Value and (ii) then Aggregate Net Investment Value;

(c) Maximum Concentration of Non-Monthly Rental Payments. In the case of Operating Leases only, the sum of the Net Book Values of all Owner Containers subject to Operating Leases for which rentals are billed and payable less frequently than monthly shall not exceed an amount equal to the product of (A) ten percent (10%) and (B) the sum of (i) then Aggregate Net Book Value and (ii) then Aggregate Net Investment Value;

(d) Maximum Concentration of Non-Intermodal Lessee. In the case of Operating Leases only, the sum of the Net Book Values of all Owner Containers subject to Operating Leases under which the Lessee is a Person not engaged in the intermodal business shall not exceed an amount equal to the product of (A) ten percent (10%) and (B) the sum of (i) then Aggregate Net Book Value and (ii) then Aggregate Net Investment Value; and

(e) Maximum Concentration of Non-US Dollars Leases. In the case of Operating Leases only, the sum of the Net Book Values of all Owner Containers subject to Operating Leases under which rent is denominated in a currency other than U.S. Dollars shall not exceed an amount equal to the product of (A) one half of one percent (0.5%) and (B) the sum of (i) then Aggregate Net Book Value and (ii) then Aggregate Net Investment Value;

provided that, for purposes of clarification, the Lease Concentration Limits shall not apply at any time prior to the date on which at least ten Persons described in clause (a)(1) or (a)(2) of the definition of “Eligible Lessee” have become Lessees under Finance Leases as to which Loans have been advanced.

“Lender Affiliate”. With respect to any Lender, an Affiliate of such Lender.

“Lenders”. Wells Fargo Bank, National Association and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 14.

“Lessee”. Any entity that leases one or more Owner Containers.

“LIBOR Business Day”. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent (acting at the direction of the Majority Lenders).

“LIBOR Rate”. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Page LIBOR01 of the Reuters Service as of 11:00 a.m. London time on the second (2nd) LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Mandatory Reserve Rate. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second (2nd) LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that the LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

“LIBOR Rate Loan”. A Loan bearing interest calculated by reference to the LIBOR Rate.

“Lien”. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute (other than any unauthorized notice filing for which there is not otherwise any underlying Lien or obligation), and any lease having substantially the same effect as the foregoing).

“Loan”. Any loan made or to be made by the Lenders to the Borrower pursuant to Section 2.1.

“Loan Documents”. This Credit Agreement, the Management Agreement, each Container Sale Agreement, any Interest Rate Hedging Agreement, the Revolving Credit Notes (if issued), the Administrative Agent Fee Letter and the Security Documents.

“Loan Request”. This term shall have the meaning set forth in Section 2.2.

“Majority Lenders”. As of any date of determination, one of the following:

(A) if any Loans are then outstanding or Commitments are then in effect, any single Lender or multiple Lenders collectively having more than sixty-six and two thirds of one percent (66 2/3%) of the sum of the portion of the Aggregate Commitments unfunded at such date plus the Aggregate Loan

Principal Balance or, if the Commitment of each Lender to make Loans has been terminated pursuant to Section 12.2(b), any single or multiple Lenders collectively holding in the aggregate more than sixty six and two thirds of one percent (66 2/3%) of the Aggregate Loan Principal Balance; provided that the Commitment of, and the portion of the Aggregate Loan Principal Balance held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders; or

(B) at all times not addressed in clause (A), one or more Interest Rate Hedge Counterparties that would be owed more than fifty percent (50%) of the aggregate amount of all Hedge Termination Payments that would be payable on such date if all Interest Rate Hedging Agreements were terminated on such date of determination.

“Management Agreement”. The Equipment Management Services Agreement, dated as of the date hereof, entered into by and between the Manager and the Borrower, as such agreement shall be amended, supplemented, or modified from time to time in accordance with its terms, which agreement shall be in the form attached as Exhibit B hereto and otherwise in form and substance satisfactory to the Administrative Agent and the Lenders.

“Manager”. TEML, as manager under the Management Agreement.

“Manager Advances”. This term shall have the meaning set forth in the Management Agreement.

“Manager Default”. Any “Manager Event” as defined in the Management Agreement.

“Manager Fee”. This term shall have the meaning set forth in the Management Agreement.

“Manager Fee Arrearage”. For any Payment Date, an amount equal to any unpaid Manager Fee from all prior Collection Periods.

“Mandatory Reserve Rate”. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under any applicable regulatory authority (including without limitation any reserves required by (i) the regulations of the European Central Bank or (ii) Regulation D of the Board of Governors of the Federal Reserve System against “Eurocurrency Liabilities” (as that term is used in Regulation D) (or any successor or similar regulations relating to such reserve requirements), if such liabilities were outstanding). The Mandatory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Mandatory Reserve Rate.

“Margin Stock”. The term shall have the meaning provided in Regulation U.

“Material Adverse Effect”. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, financial condition or operations of the Borrower; or

(b) a material adverse effect on the ability of the Borrower to perform any of its monetary obligations under any of the Loan Documents to which it is a party.

“Maturity Date”. The earlier to occur of (i) the date on which the Obligations have been accelerated in accordance with Section 12.2(a) and (ii) the tenth anniversary of the expiration date or termination date of the Revolving Credit Period.

“Maximum Required Hedge Amount”. As of any date of determination, an amount equal to the product of (a) one hundred five percent (105%) and (b) the Aggregate Loan Principal Balance as of such date of determination; provided that, for purposes of calculating the Maximum Required Hedge Amount, the Aggregate Loan Principal Balance shall be calculated without regard to Loans made to finance the origination or acquisition of Floating Rate Leases.

“Measurement Period”. As of any date of determination, the most recently completed twelve (12) calendar months or, if shorter, the number of calendar months that elapsed since the Closing Date.

“Minimum Required Hedge Amount”. As of any date of determination, an amount equal to the product of (a) ninety five percent (95%) and (b) the Aggregate Loan Principal Balance as of such date of determination; provided that, for purposes of calculating the Minimum Required Hedge Amount, the Aggregate Loan Principal Balance shall be calculated without regard to Loans made to finance the origination or acquisition of Floating Rate Leases.

“Moody’s”. Moody’s Investor Service, Inc., or any successor thereto.

“Multiemployer Plan”. Any multiemployer plan, as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower shall have any liability.

“Net Book Value”. With respect to any Owner Container (including any Repossessed Owner Container), the Original Equipment Cost less accumulated depreciation based on the Depreciation Policy for Owner Containers.

“Net Income”. As of any date of determination, the net income (or loss) of the Borrower, as determined in accordance with GAAP, for the most recently completed Measurement Period.

“Net Investment Value”. With respect to any Finance Lease, as of any date of determination, an amount equal to the “net investment in finance lease” with respect to such Finance Lease and reflected on the books and records of the Borrower and determined in accordance with GAAP; provided, however, that the Net Investment Value of a Finance Lease that is classified as a Defaulted Finance Lease shall be deemed to be zero.

“Non-Excluded Taxes”. Any taxes other than:

(a) income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income of a Lender or the Administrative Agent under the laws of the jurisdiction (or any political subdivision of taxing authority thereof or therein) in which such Lender or the Administrative Agent is organized or in which the principal office or funding office of such Lender or the Administrative Agent is located or in which it is otherwise conducting business, but excluding any such taxes which would not have been imposed but for such Lender’s or the Administrative Agent’s participation in the transactions under this Credit Agreement;

(b) any deduction, withholding or other imposition of taxes that arises as a result of a present or former connection between a Lender or the Administrative Agent and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender or the Administrative Agent having executed, performed its obligations under or received payment under any of the Loan Documents or otherwise solely by virtue of the Loan Documents;

(c) any taxes imposed as a result of failure to comply with Section 5.2.2(g); and

(d) any withholding tax imposed by a law in effect at the time a Lender becomes a party hereto (or designates a new lending office), with respect to any interest payment made by or on account of any obligation of the Borrower to such Lender, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the assignment (or designation of a new lending office), to receive additional amounts with respect to such withholding Tax pursuant to Section 5.2.2.

“Obligations”. All of the following:

(i) all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations for fees, costs and indemnities) of Borrower to the Lenders, the Administrative Agent and the Collateral Agent, whether now existing or hereafter incurred under, arising out of, or in connection with, this Credit Agreement and the other Loan Documents (other than Interest Rate Hedging Agreements) and the due performance and compliance by Borrower with all of the terms, conditions and agreements contained in this Credit Agreement and in such other Loan Documents (other than Interest Rate Hedging Agreements); and

(ii) all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by Borrower to the Interest Rate Hedge Counterparties, whether now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Hedging Agreement, whether such Interest Rate Hedging Agreement is now in existence or hereinafter arising, and the due performance and compliance by Borrower with all of the terms, conditions and agreements contained in each such Hedging Agreement.

“OFAC”. The U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Sanctions”. This term shall have the meaning set forth in Section 7.20.

“Operating Expenses”. This term shall have the meaning set forth in the Management Agreement.

“Operating Lease”. A Lease that is not a Finance Lease.

“Original Equipment Cost”. With respect to any Owner Container, an amount equal to the sum of (a) the vendor’s or manufacturer’s invoice price plus (b) reasonable and customary inspection, transport, and initial positioning costs necessary to put such Owner Container in service, plus (c) the Acquisition Fee and other fees, provided the aggregate amount of fees described in this clause (c) shall not exceed 2.5% of the amount described in clauses (a) and (b).

“Other Taxes”. This term shall have the meaning set forth in Section 5.2.2(b).

“Owner Container”. As defined in the Management Agreement.

“Owner Proceeds”. As defined in the Management Agreement.

“Participant”. This term shall have the meaning set forth in Section 14.4.

“Payment Date”. The 15th calendar day of each month or, if such day is not a Business Day, the immediately succeeding Business Day.

“PBGC”. The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Periodic Hedge Payment”. Any payment under an Interest Rate Hedging Agreement other than a Hedge Termination Payment.

“Permitted Principal Withdrawal”. On the Maturity Date, an amount equal to the lesser of (x) the excess of (i) the Aggregate Loan Principal Balance on such date, over (ii) the funds on deposit in the Trust Account on the Maturity Date available to make principal payments on the Loans in accordance with the priority of any payments set forth in Section 3.2(a)(ix) or Section 3.2(b)(ix)(A), and (y) the amount then on deposit in the Cash Reserve Account.

“Permitted Interest Withdrawal”. For any Payment Date, an amount equal to the lesser of:

(x)	the excess of (i) all interest (other than any incremental interest payable pursuant to the provisions of Section 5.8) on all Loans payable on such Payment Date, over (ii) the funds on deposit in the Trust Account on such Payment Date available to make interest payments in accordance with the priority of payments set forth in Section 3.2(a)(vi) or 3.2(b)(vi) hereof, and

(y)	the amount of funds and Eligible Investments then on deposit in the Cash Reserve Account.

“Permitted Lien”. Any Lien permitted under Section 9.2.

“Person”. An individual, any partnership, a corporation, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan”. Any employee pension plan (other than a Multiemployer Plan) as defined in Section 3(35) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower is an “employer” as defined in Section 3(5) of ERISA.

“Pledged Owner Container”. This term shall have the meaning set forth in the Security Agreement.

“Receivable”. With respect to any Lease as of any date of determination, any expected future rental or other (e.g., purchase option) payment with respect to such Lease which has not yet become due.

“Register”. This term shall have the meaning set forth in Section 14.3.

“Related Parties”. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Request”. This term shall have the meaning set forth in Section 12.1(f).

“Repossessed Owner Container”. Any Owner Container that the Borrower (or the Manager on behalf of the Borrower) has repossessed pursuant to an exercise of remedies under a Defaulted Finance Lease.

“Restricted Payment”. In relation to the Borrower, any (a) Distribution, (b) payment or prepayment by the Borrower of Indebtedness owing to the Borrower’s shareholders (or other equity holders), or (c) cash payments under derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower. For purposes of clarification only, “Restricted Payments” shall not include any amounts owing by the Borrower to either TL or WFCC pursuant to the terms of a Container Sale Agreement.

“Returns”. This term shall have the meaning set forth in Section 7.17.

“Revolving Credit Period”. The period commencing on the Closing Date and ending on the earliest to occur of (a) the date that is the three year anniversary of the Closing Date, as such date may be extended from time to time in accordance with Section 15.12, (b) the date on which the Aggregate Commitments have been terminated pursuant to Section 12.2(b) and (c) the date on which an Early Amortization Event occurs. The cure of an Early Amortization Event will not result in an automatic reinstatement of the Revolving Credit Period.

“S&P”. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sales Proceeds”. As defined in the Management Agreement.

“Sanctioned Country”. A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person”. Any of the following currently or in the future: (i) an individual, entity, or vessel named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, and any entity in which such individual, entity, or vessel owns, directly or indirectly, a fifty percent or greater interest, or (ii) (A) an agency or instrumentality of, or an entity owned or controlled by the government of a Sanctioned Country, (B) an entity located in or organized under the laws of a Sanctioned Country, or (C) a national or permanent resident of a Sanctioned Country, or a person located in a Sanctioned Country, to the extent such agency, instrumentality, entity, or person is subject to OFAC Sanctions.

“Scheduled Principal Payment Amount”. As follows:

(a) On any Payment Date (other than the Maturity Date) on which no Early Amortization Event is continuing, the amount (if any) by which (1) the Aggregate Loan Principal Balance on such date (determined prior to giving effect to any principal payments to be made on such Payment Date), exceeds (2) the Asset Base on such Payment Date; and

(b) on the Maturity Date, the Aggregate Loan Principal Balance on such date.

“Secured Party”. Each of the Administrative Agent, each Lender and each Interest Rate Hedge Counterparty.

“Security Agreement”. That certain Security Agreement in the form of Exhibit C hereto, dated as of the date hereof, by Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents”. The Security Agreement, the Control Agreement and other instruments and documents executed or delivered pursuant to any Security Document.

“Senior Designated Officer”. With respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of such Person.

“State”. Any state of the United States of America.

“Subsidiary”. With respect to any Person, shall mean and include any corporation, partnership, association, limited liability company, joint venture or other entity more than 50% of whose Voting Stock is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person.

“Synthetic Lease”. Any lease of goods or other property, whether real or personal, (x) which is treated as an operating lease under GAAP and (y) in respect of which the Lessee retains or obtains ownership of the property so leased for U.S. Federal income tax purposes.

“TEML”. Textainer Equipment Management Limited, a Bermuda exempted company.

“Terminated Container”. As defined in the Management Agreement.

“TGH”. Textainer Group Holdings Limited, a Bermuda exempted company.

“TL”. Textainer Limited, a Bermuda exempted company.

“TMCL Indenture”. The Second Amended and Restated Indenture, dated as of May 26, 2005, between Textainer Marine Containers Limited, as Issuer, and Wells Fargo Bank, National Association, as indenture trustee, as such indenture may be amended, modified or supplemented from time to time in accordance with its terms.

“Trading With the Enemy Act”. This term shall have the meaning set forth in Section 7.20.

“Trust Account”. As defined in Section 3.2.

“TWCL Distribution Account”. As defined in Section 3.6.

“Type”. As to all or any portion of any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan. “

UCC”. The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Voting Stock”. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right to so vote exists by reason of the happening of a contingency.

“WFB”. Wells Fargo Bank, National Association and its successors and permitted assigns.

“WFCC”. Wells Fargo Container Corporation, an exempted company with limited liability organized under the laws of Bermuda.

“Withdrawal Liability”. Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) The words “include”, “includes”, and “including” are not limiting.

(f) All terms not specifically defined in this Credit Agreement or in the Management Agreement, which terms are defined in the UCC as in effect in the State of New York, have the meanings assigned to them therein, with the terms “instrument” and “chattel paper” being that defined under Article 9 of the UCC.

(g) Reference to a particular “§” or Section refers to that section of this Credit Agreement unless otherwise indicated.

(h) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(i) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(j) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(k) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Lenders and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in each Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.

1.4 Accounting and Financial Determinations. (a) Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP consistently applied.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) If the Borrower shall elect as of the end of any financial reporting period to prepare its financial statements in accordance with International Financial Reporting Standards (as published by the International Accounting Standards Board) (“IFRS”) rather than GAAP, then, following delivery to the Administrative Agent the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to the Administrative Agent, the Borrower and the Majority Lenders) the thresholds or methods of calculation required under the Credit Agreement and the other Loan Documents such that compliance therewith is neither more nor less burdensome (as determined by the Majority Lenders in their sole discretion) to Borrower as a result of such conversion to IFRS and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to IFRS.

2.	COMMITMENTS OF LENDER.

2.1 Commitments to Make Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Revolving Credit Period; provided, however, that (x) the principal amount of each Loan shall not exceed an amount equal to the product of (1) the Advance Rate then in effect and (2) the Net Investment Value of the Finance Lease to be originated or acquired with the proceeds of such Loan, and (y) after giving effect to the requested Loan, the Aggregate Loan Principal Balance shall not exceed the lesser of (i) the Aggregate Commitments and (ii) the Asset Base, calculated (in the case of clause (ii)) after giving effect to the origination or acquisition of the Finance Lease to be originated or acquired with the proceeds of such Loan. Loans shall be LIBOR Rate Loans or, under the circumstances set forth in Section 5.4 or 5.5, a Base Rate Loan.

2.2 Requests for Loan. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit E hereto (or telephonic notice confirmed in a writing in the form of Exhibit D hereto) of each Loan requested hereunder (a “Loan Request”) no later than 3:00 p.m. (New York time) three (3) LIBOR Business Days prior to any proposed Funding Date. Each such Loan Request shall specify (i) the principal amount of the Loan requested, (ii) the proposed Funding Date of such Loan and (iii) the Interest Period for such Loan. The Administrative Agent shall promptly notify each of the Lenders of such Loan Request. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Funding Date. The Borrower shall not be permitted to request any Loan at any time when the Revolving Credit Period is not in effect; upon the expiration or termination of the Revolving Credit Period, any unfunded portion of the Commitments shall terminate, automatically and without notice or action of any kind.

2.3 Evidence of Loan. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note substantially in the form of Exhibit E hereto, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, type, amount and maturity of its Loans and payments with respect thereto.

2.4 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 3:00 p.m. (New York time) three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Loan Principal Balance would exceed the Aggregate Commitments (unless the Borrower simultaneously (x) prepays the Loans in the amount necessary to cause the Aggregate Commitments to equal or exceed the Aggregate Loan Principal Balance, and (y) pays all amounts payable to any Interest Rate Hedge Counterparty related to such reduction). The Administrative Agent shall promptly notify the Lenders and each Interest Rate Hedge Counterparty of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage. All Fees accrued until the effective date of any termination or reduction of the Aggregate Commitments shall be paid on the effective date of such termination or reduction.

2.5 Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Funding Date that such Lender will not make available to the Administrative Agent such Lender’s Commitment Percentage of such requested Loan, the Administrative Agent may assume that such Lender has made such amount available on such date in accordance with Section 2.1, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Commitment Percentage of the applicable requested Loan available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at, in the case of a payment to be made by such Lender, the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays its Commitment Percentage of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Commitment Percentage of the requested Loan.

2.6 Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the provisions of this Credit Agreement, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Section 10 or 11 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.7 Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to this Credit Agreement are several and not joint. The failure of any Lender to make any Loan or to make any payment under this Credit Agreement on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date. No Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under this Credit Agreement and no Lender shall be required to fund more than its Commitment Percentage of any Loan.

2.8 Revolving Credit Facility. The credit facility evidenced by this Credit Agreement is a revolving credit facility. Accordingly, the Borrower will, subject to compliance with the terms of this Credit Agreement, have the right during the Revolving Credit Period to reborrow any amounts repaid to the Lenders in accordance with the terms of this Credit Agreement. Subsequent to the expiration or termination of the Revolving Credit Period, the credit facility evidenced by this Credit Agreement is a term facility and the Borrower will not be entitled to reborrow amounts repaid to the Lenders in accordance with this Credit Agreement.

3.	TRUST ACCOUNT; CASH RESERVE ACCOUNT.

3.1 Trust Account.

(a) On or about the Closing Date, the Borrower shall establish a deposit account, in the name of the Borrower for the benefit of the Administrative Agent, in a jurisdiction outside of the United States and with a bank or trust company acceptable to the Borrower, the Administrative Agent and the Majority Lenders (the “Trust Account”). The Administrative Agent, for the benefit of the Secured Parties, shall at all times have a first priority Lien in the Trust Account and all funds and Eligible Investments therein.

(b) The Borrower shall instruct the Manager to deposit all Owner Proceeds (as defined in the Management Agreement) into the Trust Account, at the times and in the amounts required pursuant to the terms of the Management Agreement. Notwithstanding the foregoing, so long as no Manager Default is continuing, the Manager shall be permitted to withhold, from amounts otherwise required to be deposited into the Trust Account, the amount of any Manager Fee and Manager Fee Arrearage then due and payable.

3.2 Disbursement of Funds From Trust Account. On each Payment Date, after distribution of amounts from the Cash Reserve Account pursuant to Section 3.3, the Manager, based on the Manager Report, shall distribute funds on deposit in the Trust Account in an amount equal to the Available Distribution Amount. Such Available Distribution Amount shall be distributed to the following Persons in the following order of priority, with no payment being made toward any item unless and until all prior items have been fully satisfied:

(a) On each Payment Date on which no Early Amortization Event or Event of Default is continuing, to the following Persons and in the following order of priority:

(i) To the Manager, the Manager Fee and any Manager Fee Arrearage, in each case to the extent not previously withheld or withdrawn by, or distributed to, the Manager in accordance with the terms of the Loan Documents;

(ii) To the Administrative Agent, the Administrative Agent Fee then due and owing;

(iii) To the Manager, the amount of any unreimbursed Manager Advances;

(iv) To the Expense Payment Account, an amount equal to Borrower Expenses then due and payable or that are scheduled to be paid prior to the next succeeding Payment Date; provided, however, that the amount payable pursuant to this clause (iv) in any twelve month period shall not exceed the difference of (A) One Hundred Twenty Thousand Dollars ($120,000) minus (B) amounts paid pursuant to Section 5.4 of the Management Agreement;

(v) To each Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (v), the amount of any Periodic Hedge Payment (but not Hedge Termination Payments) then due and payable to it pursuant to the terms of any Interest Rate Hedging Agreement then in effect, together with any unpaid Periodic Hedge Payments from prior Payment Dates and any interest thereon as specified in such Interest Rate Hedging Agreement;

(vi) To the Lenders, on a pro rata basis based on the amounts then owing pursuant to this clause (vi), all unpaid interest (other than any incremental interest owing pursuant to Section 5.8) then due and owing on all unpaid Loans;

(vii) To the Lenders, on a pro rata basis, any Commitment Fee then due and payable and any unpaid Commitment Fees from prior Payment Dates;

(viii) To the Cash Reserve Account, the amount (if any) necessary to restore the balance on deposit therein to the Cash Reserve Amount for such Payment Date;

(ix) To each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective unpaid Loans), an amount equal to its Commitment Percentage of the Scheduled Principal Payment Amount for such Payment Date;

(x) To each Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (x), the amount of any unpaid payments then due and payable (including Hedge Termination Payments) pursuant to the terms of any Interest Rate Hedging Agreement then in effect;

(xi) To each Lender, on a pro rata basis based on amounts then owing to each such Lender pursuant to this clause (xi), all taxes, increased costs, indemnification, expenses, incremental interest owing pursuant to Section 5.8 hereof and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(xii) To the Manager in the amount of any unpaid indemnification payments, expense reimbursements and all other amounts payable to the Manager pursuant to the terms of the Management Agreement;

(xiii) To the officers and directors of the Borrower, the amount of any unpaid indemnification payments or expense reimbursements then due and payable to them by the Borrower; and

(xiv) To the TWCL Distribution Account, any remaining Available Distribution Amount on deposit in the Trust Account after giving effect to the payments set forth in the foregoing clauses (i) through (xiii) of this Section 3.2(a).

(b) On each Payment Date on which an Early Amortization Event is continuing but no Event of Default is continuing, to the following Persons and in the following order of priority:

(i) To the Manager, the Manager Fee and any Manager Fee Arrearage, in each case to the extent not previously withheld or withdrawn by, or distributed to, the Manager in accordance with the terms of the Loan Documents;

(ii) To the Administrative Agent, the Administrative Agent Fee then due and owing;

(iii) To the Manager, the amount of any unreimbursed Manager Advances;

(iv) To the Expense Payment Account, an amount equal to Borrower Expenses then due and payable or that are scheduled to be paid prior to the immediately succeeding Payment Date; provided, however, that the amount payable pursuant to this clause (iv) in any twelve month period shall not exceed the difference of (A) One Hundred Twenty Thousand Dollars ($120,000) minus (B) amounts paid pursuant to Section 5.4 of the Management Agreement;

(v) To each Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (v), the amount of any Periodic Hedge Payment (but not Hedge Termination Payments) then due and payable pursuant to the terms of any Interest Rate Hedging Agreement then in effect, together with any unpaid Periodic Hedge Payments from prior Payment Dates and any such amounts past due and any interest thereon;

(vi) To the Lenders, on a pro rata basis based on the amounts then owing pursuant to this clause (vi), all unpaid interest (other than any incremental interest owing pursuant to Section 5.8) then due and owing on all unpaid Loans;

(vii) To the Lenders, on a pro rata basis, any Commitment Fee then due and payable and any unpaid Commitment Fees from prior Payment Dates;

(viii) To the Cash Reserve Account, the amount (if any) necessary to restore the balance on deposit therein to the Cash Reserve Amount for such Payment Date;

(ix) Each of the following on a pro rata basis in accordance with the amounts referenced in clauses (A) and (B):

(A) To each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective Loans), an amount equal to its Commitment Percentage of the Aggregate Loan Principal Balance; and

(B) To each Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (ix)(B), the amount of any unpaid payments then due and payable (including Hedge Termination Payments) pursuant to the terms of any Interest Rate Hedging Agreement then in effect;

(x) To each Lender, on a pro rata basis based on amounts then owing to each such Lender pursuant to this clause (x), all taxes, increased costs, indemnification, expenses, incremental interest owing pursuant to Section 5.8 hereof, and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(xi) To the Manager in the amount of any unpaid indemnification payments, expense reimbursements and all other amounts payable to the Manager pursuant to the Management Agreement; and

(xii) To the officers and directors of the Borrower, the amount of any unpaid indemnification payments or expense reimbursements then due and payable to them by the Borrower;

(xiii) To the TWCL Distribution Account, any remaining Available Distribution Amount on deposit in the Trust Account after giving effect to the payments set forth in clauses (i) through (xii) of this Section 3.2(b).

(c) On each Payment Date on which an Event of Default is continuing, to such Persons, and in the order of priority, as set forth in Section 12.4.

3.3 Cash Reserve Account.

(a) On or about the Closing Date, the Borrower shall establish a deposit account, in the name of the Borrower for the benefit of the Administrative Agent, in a jurisdiction outside of the United States and with a bank or trust company acceptable to the Administrative Agent and the Majority Lenders (the “Cash Reserve Account”). The Administrative Agent, for the benefit of the Secured Parties, shall at all times have a first priority Lien in the Cash Reserve Account and all funds and Eligible Investments therein. The Borrower shall not establish any additional cash reserve account without prior written notice to, and the prior written consent of, the Administrative Agent in each instance.

(b) On each Funding Date, the Borrower will deposit, or cause to be deposited, into the Cash Reserve Account, funds in an amount necessary to restore the amount on deposit in the Cash Reserve Account to the Cash Reserve Amount. Amounts shall also be deposited in the Cash Reserve Account at the times and in the amounts set forth in Section 3.2.

(c) On each Payment Date, the Manager shall, in accordance with the Manager Report or, absent a Manager Report, pursuant to written instructions from the Majority Lenders, withdraw from the Cash Reserve Account and remit directly to each Lender its Commitment Percentage of an amount equal to the Permitted Interest Withdrawal. On the Maturity Date, the Manager shall, in accordance with the Manager Report or, absent a Manager Report, pursuant to instructions from the Majority Lenders, withdraw from the Cash Reserve Account and remit to each Lender its Commitment Percentage of the Permitted Principal Withdrawal for such date.

(d) On each Payment Date, prior to any distribution of Available Distribution Amount pursuant to Section 3.2, the Manager shall, in accordance with the Manager Report, or absent a Manager Report, pursuant to written instructions from the Majority Lenders, withdraw from the Cash Reserve Account and deposit in the Trust Account, the excess (if any) of (A) amounts then on deposit in the Cash Reserve Account (after giving effect to any withdrawals therefrom on such Payment Date) over (B) the Cash Reserve Amount. On the Maturity Date, any remaining funds in the Cash Reserve Account shall be deposited in the Trust Account and distributed in accordance with the provisions of Section 3.2 of this Credit Agreement.

3.4 Investments.

(a) Funds at any time held in the Trust Account or the Cash Reserve Account shall be invested and reinvested in one or more Eligible Investments, as directed by (i) so long as no Event of Default is then continuing, the Borrower or its designee, or (ii) so long as an Event of Default has occurred and is continuing, the Administrative Agent or its designee.

(b) Each investment made pursuant to this Section 3.4 on any date shall mature not later than the Business Day immediately preceding the Payment Date next succeeding the day such investment is made, except that any investment made on the day preceding a Payment Date shall mature on such Payment Date.

(c) Pursuant to the Security Agreement, all monies on deposit in the Trust Account and the Cash Reserve Account, together with any deposits or securities in which such moneys may be invested or reinvested, and any gains from such investments, constitute Collateral.

3.5 Expense Payment Account.

(a) On or about the Closing Date, the Borrower shall establish a deposit account, in the name of the Borrower for the benefit of the Administrative Agent, in a jurisdiction outside of the United States and with a bank or trust company acceptable to the Borrower, the Administrative Agent and the Majority Lenders (the “Expense Payment Account”). The Administrative Agent, for the benefit of the Secured Parties, shall at all times have a first priority Lien in the Expense Payment Account and all funds on deposit therein.

(b) So long as no Event of Default has occurred and is then continuing, the Borrower may withdraw funds from Expense Payment Account to the extent, but only to the extent, that such funds are used to pay Borrower Expenses that are then due and payable.

3.6 TWCL Distribution Account.

(a) On or prior to the Closing Date, the Borrower shall establish a deposit account, in the name of the Borrower, in a jurisdiction outside of the United States (the “TWCL Distribution Account”). The TWCL Distribution Account and amounts therein will not be subject to a Lien in favor of the Administrative Agent or any of the Secured Parties.

(b) Amounts on deposit in the TWCL Distribution Account shall be paid to, or otherwise made available for use by, the shareholders of the Borrower.

4.	PROVISIONS APPLICABLE TO ALL LOANS.

4.1 Interest on Loans.

(a) Except as otherwise provided in Section 5.8, each Loan shall bear interest during each Interest Period relating to all, or any portion of, such Loan at the following rates:

(i) To the extent that all or any portion of a Loan bears interest during such Interest Period at the Base Rate, such Loan (or such portion thereof) shall bear interest during such Interest Period at the rate per annum equal to the sum of (i) the Applicable Margin and (ii) the Base Rate in effect from time to time.

(ii) To the extent that all or any portion of a Loan bears interest during such Interest Period at the LIBOR Rate, such Loan or such portion shall bear interest during such Interest Period at a rate per annum equal to the sum of (i) the LIBOR Rate and (ii) the Applicable Margin.

The Borrower promises to pay interest at the applicable interest rate set forth above on all Loans or any portion thereof outstanding during each Interest Period monthly in arrears on each Payment Date. Such interest shall be calculated in accordance with Section 5.3.

(b) In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law. If at any time the interest rate charged with respect to a Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Loan shall be limited to the maximum rate permitted by applicable law.

(c) No Interest Period relating to a Loan or any portion thereof shall extend beyond the Maturity Date.

4.2 Repayments and Prepayments of the Loans.

4.2.1 Repayment of Loans. On each Payment Date (other than the Maturity Date), the Aggregate Loan Principal Balance shall be payable in an amount equal to (i) if no Early Amortization Event is then continuing, the Scheduled Principal Payment Amount for such Payment Date, or (ii) if an Early Amortization Event is then continuing, the Aggregate Loan Principal Balance to the extent that funds are available for such purpose in accordance with the priority of payments set forth in Section 3.2(b)(ix)(A) on such Payment Date. The Aggregate Loan Principal Balance, and all accrued interest and other amounts owing on, or with respect to, the Loans shall be payable in full on the earlier to occur of (a) the Maturity Date and (b) the date on which the Loans and the other Obligations have been declared due and payable in accordance with the provisions of Section 12.2(a).

4.2.2 Optional Prepayment of Loans. The Borrower shall have the right at any time to prepay one or more of the Loans on or before the Maturity Date, as a whole, or in part, upon delivery of written notice to the Administrative Agent not later than 1:00 p.m. (New York City time) on the Business Day prior to such prepayment, without premium or penalty, provided that (a) each partial prepayment shall be in the principal amount of $250,000 and multiples of $50,000 in excess thereof and (b) simultaneously with such prepayment, the Borrower shall pay to (i) each Lender, an amount equal to such Lender’s Breakage Cost (if any) related to such prepayment, and (ii) each Interest Rate Hedge Counterparty, an amount equal to all amounts (including termination payments) payable (if any) pursuant to the terms of the related Interest Rate Hedging Agreement in connection with such prepayment. The Administrative Agent will promptly notify each Lender and each Interest Rate Hedge Counterparty of its receipt of each such notice, and of the amount of such Lender’s Commitment Percentage of such prepayment. Any prepayment of principal of a Loan shall include all interest accrued to the date of prepayment.

4.2.3 Application of Payments. All payments of principal made pursuant to Section 4.2.1 or 4.2.2 shall be applied to the Loans of the Lenders in accordance with their respective Commitment Percentages. Any principal payment received by a Lender pursuant to Section 4.2.1 or 4.2.2 shall be applied to reduce the principal balance of all unpaid Loans owing to such Lender on a pro rata basis (based on the unpaid principal balance of each such Loan).

4.3 Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.3 shall be conclusive, absent manifest error.

4.4 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or any accrued interest thereon greater than its Commitment Percentage thereof, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Commitment Percentages, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 4.4 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower, TL or any Affiliate of TL (as to which the provisions of this Section 4.4 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

4.5 Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

5.	CERTAIN GENERAL PROVISIONS.

5.1 Fees.

5.1.1 Commitment Fee. The Borrower agrees to pay on each Payment Date during the Revolving Credit Period to the Administrative Agent, for the accounts of the Lenders in accordance with their respective Commitment Percentages, a commitment fee (the “Commitment Fee”) calculated at the Commitment Fee Percentage on the average daily amount, during the most recently ended Collection Period, by which the Aggregate Commitment exceeds the Aggregate Loan Principal Balance; provided, however, that a Lender shall not be entitled to receive a Commitment Fee for such period as such Lender is classified as a Defaulting Lender. The Commitment Fee shall be payable in arrears on each Payment Date for the most recently ended Collection Period commencing on the first such date following the date hereof, with a final payment on the expiration or termination of the Revolving Credit Period.

5.1.2 Other Fees. The Borrower shall pay to the Administrative Agent and the Lenders the fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall also pay to the Administrative Agent and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

5.2 Funds for Payments.

5.2.1 Payments to Administrative Agent. All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 1:00 p.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.2.2 No Offset, etc.

(a) Subject to Section 5.2, all payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes (including interest, penalties and additions to tax), levies, imposts, duties, charges, fees, deductions, withholdings, now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any Non-Excluded Taxes are imposed under applicable law upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or the Administrative Agent (as the case may be) in accordance with the priority of payments set forth in Section 3.2(a) or 3.2(b) hereof, as applicable, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such Non-Excluded Taxes been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower under such other Loan Document.

(b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law (or to reimburse the Administrative Agent or Lender for amounts paid by such Person), any current or future stamp or documentary taxes, excise tax, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder (“Other Taxes”).

(c) Subject to Section 5.2, the Borrower agrees to indemnify the Lenders and the Administrative Agent for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes paid by Lender or Administrative Agent, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto (other than amounts arising from the gross negligence or willful misconduct of the Lenders or the Administrative Agent, as the case may be), provided that the Lenders or the Administrative Agent, as the case may be, shall have provided the Borrower with evidence, reasonably satisfactory to the Borrower, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d) Any Lender or the Administrative Agent that becomes entitled to the payment of additional amounts pursuant to Section 5.2.2(a) or indemnification pursuant to Section 5.2.2(c), shall use reasonable efforts (consistent with applicable law) to file any document reasonably requested by the Borrower or, with respect to a Lender, to change the jurisdiction of its applicable lending office if the making of such a filing or change of office, as the case may be, would avoid the need for or reduce the amount of any payment of such additional amounts that may thereafter accrue and would not, in the good faith determination of such Lender or the Administrative Agent, as applicable, be disadvantageous to it.

(e) If a Lender or the Administrative Agent receives any refund or credit with respect to taxes for which the Borrower has paid any additional amounts pursuant to Section 5.2.2(a), then such Lender or the Administrative Agent, as applicable, shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (i) the Borrower agrees to promptly return any amount paid to the Borrower pursuant to this Section 5.2.2(e) upon notice from such Lender or the Administrative Agent, as applicable, that such refund or any portion thereof is required to be repaid to the relevant taxing authority, (ii) nothing in this Section 5.2.2(e) shall require a Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iii) no Lender shall be required to pay any amounts pursuant to this Section 5.2.2(e) at any time while a Default or Event of Default exists (provided, that, upon the waiver or cure of any such Default or Event of Default, all such amounts that would otherwise be required to be paid pursuant to this Section 5.2.2(e) but for the effect of this clause (iii) shall be promptly so paid).

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Non-Excluded Taxes for which additional amounts have been paid pursuant to Section 5.2.2(a), the relevant Lender or Administrative Agent (to the extent such Person reasonably determines in good faith that it will not suffer any adverse effect as a result thereof) shall cooperate with the Borrower in challenging such Non-Excluded Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.

(g) Any Lender that is entitled to an exemption from, or reduction of, withholding tax with respect to payments made under this Credit Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.3 Computations. All computations of interest on the Loans and of Fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

5.4 Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, any Lender shall determine that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined, or to be determined, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining their LIBOR Rate Loans during such period, such Lender shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Administrative Agent. In such event (i) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the affected Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Administrative Agent and each Base Rate Loan shall automatically convert to a LIBOR Rate Loan on the last day of the then current Interest Period.

5.5 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay within forty five (45) days following demand, to the applicable Lender, all Breakage Costs associated with such Breakage Event.

5.6 Additional Costs; Capital Adequacy.

5.6.1 Changes in Law. If any Change in Law, other than changes in the rate of tax on the overall net income of a Lender or taxes other than Non-Excluded Taxes, shall:

(a) impose, modify, increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement, including without limitation, to the extent considered in the calculation of the LIBOR Rate) any special deposit, reserve, assessment, liquidity, capital adequacy, insurance charge or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b) impose on any Lender or the Administrative Agent any other conditions, requirements, cost or expense with respect to this Credit Agreement, the other Loan Documents, the LIBOR Rate Loans, such Lender’s Commitment to make LIBOR Rate Loans, or any class of loans or commitments of which any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans forms a part, and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans, or

(ii) to reduce the amount of principal, interest, or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment to make LIBOR Rate Loans, or any of the LIBOR Rate Loans, or

(iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder in respect of any LIBOR Rate Loans, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder in respect thereof, then, subject to Section 5.6.3, Borrower shall pay, as set forth in Section 5.6.4, such additional amounts to compensate such Lender for such increased cost or such reduction.

5.6.2 Capital Adequacy. If, after the date hereof, any Lender or the Administrative Agent determines that any Change in Law has the effect of reducing the return on such Lender’s Commitment to a level below that which such Lender or the Administrative Agent could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or the Administrative Agent (as the case may be) to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or LIBOR Rate, the Borrower agrees to pay, subject to Section 5.6.3, such Lender or the Administrative Agent (as the case may be), in accordance with Section 5.6.4, for the amount of such reduction.

5.6.3 Lookback; Nondiscrimination. Borrower shall only be liable for amounts in respect of increased costs or reduced returns for the period of up to ninety (90) days prior to the date on which such demand was made, and (y) such Lender shall have required similarly situated borrowers or obligors to pay similar amounts with respect to such increased costs or reduced returns.

5.6.4 Certificates for Reimbursement. A certificate of the applicable Lender claiming compensation under Section 5.6.1 or 5.6.2 shall be sent to Borrower and shall be conclusive absent manifest error; provided that such certificate (i) sets forth in reasonable detail the amount or amounts payable to such Lender pursuant to Section 5.6.1 or 5.6.2 (as applicable), (ii) explains the methodology used to determine such amount and (iii) states that such Lender has required similarly situated borrowers or obligors to pay similar amounts with respect to such increased costs or reduced returns. The Borrower shall pay to the applicable Lender the amount as due on any such certificate on the following Payment Date in accordance with the priority of payments set forth in Section 3.2(a) or (b), as applicable.

5.7 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any Breakage Costs arising out of, or related to, a Breakage Event.

5.8 Interest After Default. (a) Overdue principal and (to the extent permitted by applicable law) overdue interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the then applicable rate of interest under this Credit Agreement or the other Loan Documents until such amount shall be paid in full (after as well as before judgment).

(b) Without duplication of Section 5.8(a), during any period during which an Event of Default has occurred and is continuing, the principal amount of the Loans shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable to the Loans until such amount shall be paid in full (after as well as before judgment).

6.	COLLATERAL SECURITY.

6.1 Security of Borrower. Subject to the Security Documents, the Obligations are and shall continue to be secured by a first priority (subject only to Permitted Liens), perfected security interest in the Collateral specified in the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

7.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Credit Agreement and to make the Loans as provided for herein, Borrower makes the following representations and warranties to the Administrative Agent and Lenders, all of which shall survive the execution and delivery of this Credit Agreement and the making of the Loans (with the occurrence of each Funding Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of such Funding Date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

7.1 Company Status. Borrower (i) is a duly organized and validly existing Company in good standing (or its equivalent) under the laws of the jurisdiction of its organization except where the failure to be so duly organized, validly existing and in good standing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is presently engaged, except where the failure to have such power and authority, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) and where the failure to be so qualified, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.2 Company Power and Authority. Borrower has the Company power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Borrower has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute an “event of default” under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its material property or assets are bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation, memorandum of association, bye-laws or equivalent organizational document, as the case may be, of the Borrower.

7.4 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to any Loan Document or (ii) with respect to any other matter, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.5 Margin Regulations. No part of any Loan (or the proceeds thereof) will be used (i) to purchase or carry any Margin Stock in contravention of Regulation T, U or X of the Board of Governors of the Federal Reserve System as from to time in effect (or any successor to all or any portion thereof), or (ii) to extend credit for the purpose of purchasing or carrying any Margin Stock in contravention of such regulations.

7.6 Governmental Approvals. Except as may have been obtained or made on or prior to the date hereof, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, is required to authorize, in respect of the Borrower, or is required to be obtained by the Borrower in connection with (i) the execution, delivery and performance by the Borrower of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any Loan Document with respect to the Borrower, in each case, except for (A) the filing or recordation of any Security Documents or (B) to the extent that the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.7 Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.8 Activities of Borrower. The Borrower was formed as a company with limited liability on August 2, 2011. At all times since the date of its formation, the Borrower has not engaged in any activities or business other than entering into the Loan Documents.

7.9 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Credit Agreement is, and all other such factual information (taken as a whole) hereafter furnished by, or on behalf of, the Borrower in writing to the Administrative Agent or any Lender in connection with this Credit Agreement will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, however, that (i) no representation is made regarding whether any Owner Container is subleased to or used by a Sanctioned Person, or located, operated or used in a Sanctioned Country, except to the extent of the knowledge of the Person making any such representation, and (ii) to the extent that any such information was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized assumptions believed by the management of the Borrower to be reasonable at the time made in the preparation of such information (it being understood by the Administrative Agent and the Lenders that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein).

7.10 Solvency. On a pro forma basis after giving effect to all Obligations incurred, and to be incurred, and Liens created, and to be created, in connection with the Loan Documents, (x) the sum of the assets, at a fair valuation, of the Borrower will exceed its or its debts, (y) the Borrower has not incurred nor intended to, nor believes that it will, incur debts beyond its ability to pay such debts as such debts mature and (z) the Borrower will not have unreasonably small capital with which to conduct its business in the manner such business is now conducted. For purposes of this Section 7.10, “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

7.11 Security Interests. Each of the Security Documents creates, as security for the Obligations, a valid and enforceable security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons (other than pursuant to statutory priority rights), and subject to no other Liens except Permitted Liens. The Borrower has filed or caused to be filed all UCC financing statements (or documents of similar import) in the appropriate offices therefor (or has delivered to the Administrative Agent UCC financing statements (or documents of similar import) suitable for filing in such offices) and has taken all of the actions necessary in the United States and Bermuda to create perfected security interests in the Collateral which the Security Documents require the Borrower to create perfected security interests and which can be perfected by filing in the United States, Bermuda and the province of Ontario, Canada.

7.12 ERISA. (a) The Borrower is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of the Borrower in excess of $250,000. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

(b) The Borrower has not received notice that any Lien arising under ERISA has been filed against the assets of the Borrower.

7.13 Subsidiaries. The Borrower has no Subsidiaries.

7.14 Compliance with Statutes; Agreements, etc. The Borrower is in compliance with (i) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business (including the origination of Finance Leases) and the ownership of its property (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which matters are covered under Section 7.15) and (ii) all contracts and agreements to which it is a party, except, in each case, such non-compliances as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.15 Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect: (i) the Borrower has complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and the Borrower is not liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing; (ii) there are no pending Environmental Claims or, to the knowledge of any Senior Designated Officer of the Borrower, Environmental Claims threatened in writing against the Borrower or any property (real or personal) owned, leased or operated by the Borrower (including, to the knowledge of any Senior Designated Officer of the Borrower, any such claim arising out of the ownership, lease or operation by the Borrower of any property (real or personal) formerly owned, leased or operated by the Borrower but no longer owned, leased or operated by the Borrower); and (iii) to the knowledge of any Senior Designated Officer of the Borrower, there are no facts, circumstances, conditions or occurrences on or arising from any property (real or personal) owned, leased or operated by the Borrower (including any property (real or personal) formerly owned, leased or operated by the Borrower but no longer owned, leased or operated by the Borrower) or relating to the past or present operations of the Borrower that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any such property (real or personal).

7.16 Labor Relations. As of the date hereof, there are no strikes, lockouts or slowdowns against the Borrower pending, or to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or local law dealing with such matters, except for such violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.17 Tax Returns and Payments. Borrower has timely filed (including applicable extensions) with the appropriate taxing authority, all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower. The Returns accurately reflect in all material respects all liability for taxes of the Borrower for the periods covered thereby. The Borrower has paid all material taxes payable by them other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP.

7.18 Existing Indebtedness. The Borrower has no Indebtedness other than the Indebtedness evidenced by this Credit Agreement and the other Loan Documents.

7.19 Insurance. Schedule 7.19 sets forth a summary of all insurance maintained by the Borrower on and as of the date hereof, with the amounts insured (and any deductibles) set forth therein.

7.20 OFAC Sanctions. None of the requesting or borrowing of any Loan or the use of the proceeds of such will violate any of the OFAC sanctions programs, laws, rules, and regulations of the Office of Foreign Assets Control of the United States Department of the Treasury (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (the “OFAC Sanctions”). Furthermore, neither the Borrower nor any of its Affiliates (a) is or will become a Sanctioned Person; (b) is or will become a “blocked person” as described in the OFAC Sanctions; or (c) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Sanctioned Person in violation of the OFAC Sanctions.

7.21 No Default. No Event of Default, Manager Default or Early Amortization Event has occurred and is continuing and no event has occurred that with the giving of notice or the passage of time or both would become an Event of Default, Manager Default or Early Amortization Event.

7.22 Use of Proceeds. The Borrower shall use the proceeds of each Loan as follows: (i) to fund the acquisition or origination of the Owner Container or Finance Lease to be acquired or originated with the proceeds of such Loan and (ii) for other general business purposes to the extent not prohibited to the terms of this Credit Agreement and the other Loan Documents.

7.23 Place of Business. The Borrower’s sole “place of business” (within the meaning of 9-307 of the UCC) is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.

7.24 Bank Accounts. The Borrower maintains the deposit accounts listed on Schedule 7.24 (as such Schedule may be updated from time to time by Borrower upon written notice to Administrative Agent) hereto and no other deposit accounts.

7.25 Tax Election of the Borrower. None of the Borrower, TL or WFCC has elected, or agreed to elect, to treat the Borrower as an association taxable as a corporation for United States federal income tax purposes.

7.26 OFAC Compliance. The Borrower (i) conducts its operations as if it is a “U.S. Person” and a “Person Subject to the Jurisdiction of the United States”, within the meaning of the OFAC Sanctions and (ii) does not derive any of its assets or revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries in violation of the OFAC Sanctions.

8.	AFFIRMATIVE COVENANTS.

Borrower hereby covenants and agrees that, for so long as any Commitment remains outstanding, and until the Loans, together with interest, Fees and all other Obligations, are paid in full:

8.1 Information Covenants. Borrower will furnish, or will cause to be furnished, to the Administrative Agent for distribution to each Lender and each Interest Rate Hedge Counterparty:

(a) Quarterly Financial Statements. Within ninety (90) days after the close of the first three fiscal quarters in each fiscal year of the Borrower, the (i) consolidated balance sheets of the Borrower and its Consolidated Subsidiaries and the related statements of income for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by the chief financial officer or other Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower as of the dates indicated and the results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. No later than one hundred twenty (120) days after the end of each fiscal year of each of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of income and statement of cash flows for such fiscal year and, with respect to each fiscal year commencing after the completion of the first full fiscal year following the Closing Date, setting forth consolidated comparative figures for the preceding fiscal year (or, if shorter since inception), together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent (acting at the direction of the Majority Lenders) to the effect that such statements fairly present in all material respects the consolidated financial condition of the Borrower as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit).

(c) Officer’s Certificates. At the time of the delivery of the financial statements of the Borrower provided for in Sections 8.1(a) and (b), a certificate of the chief financial officer or other Authorized Officer of the Borrower to the effect that no Default, Early Amortization Event or Event of Default has occurred and is continuing or, if any Default, Early Amortization Event or Event of Default has occurred and is continuing, specifying the nature and extent thereof.

(d) Notice of Default, Event of Default or Litigation. Promptly, and in any event within five (5) Business Days after any Senior Designated Officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default, Early Amortization Event or an Event of Default, which notice shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or proceeding pending or, to the knowledge of Senior Designated Officer of the Borrower, threatened in writing against the Borrower which, either individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect, or (iii) any governmental investigation pending or, to the knowledge of Senior Designated Officer of the Borrower, threatened in writing against the Borrower which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) Management Letters. At the request of the Administrative Agent (acting at the direction of the Majority Lenders), a copy of any “management letter” submitted to the Borrower by its independent accountants in connection with any annual, interim or special audit made by them of the financial statements of the Borrower and management’s responses thereto.

(f) Owner Container Performance Reports and Pledged Owner Container Lists. (i) On each Determination Date and each Funding Date, an Asset Base Report, (ii) within thirty (30) days after the end of each fiscal quarter, an equipment and lease report setting forth (A) the identity of each Lessee of one or more Owner Containers, the number of units, the number of CEU, equipment type, Original Equipment Cost, Net Investment Value, remaining lease tenor, and per diem rate, and (B) a receivables aging schedule for all Lessees of one or more Owner Containers, and (iii) at the request of the Administrative Agent, but in any case no more than once per calendar quarter, an updated summary listing of all Owner Containers as of the last day of the preceding calendar quarter.

(g) Evidence of Payment. Evidence of payment in full of the purchase price of any Owner Container that is subject to a Finance Lease originated or acquired with the proceeds of a Loan;

(h) Manager Reports. As soon as practicable (but in any event within ten (10) Business Days) after receipt thereof, copies of all financial statements, reports and notices delivered by the Manager to the Borrower pursuant to the terms of the Management Agreement.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) in the form utilized by the Borrower in its own operations with respect to the Borrower as the Administrative Agent or any Lender may reasonably request and which is reasonably available to the Borrower.

8.2 Books, Records and Inspections. Borrower shall permit the Administrative Agent, any Lender or any of its designated representatives:

(a) at the expense of the Borrower and at such reasonable times as the Administrative Agent or any Lender may reasonably request in writing (but limited, if no Default or Event of Default then exists, to once per year for the Administrative Agent and the Lenders collectively), to visit and inspect any of the properties of the Borrower, to examine and audit the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, the Borrower and its officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Asset Base; and

(b) if a Default or Event of Default then exists, at the expense of the Borrower at such reasonable times and as often as the Administrative Agent or any Lender reasonably requests, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Asset Base.

8.3 Maintenance of Office. The Borrower will maintain its sole “place of business” (within the meaning of 9-307 of the UCC) at the address set forth in Section 7.23.

8.4 Payment of Taxes. Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, could reasonably be expected to become a Lien upon any properties of the Borrower (other than a Permitted Lien); provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.5 Existence; Franchises. Except as otherwise permitted by Section 9.5, Borrower will do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, authorities to do business, licenses, permits, certifications, accreditations and patents; provided, however, that nothing in this Section 8.5 shall (x) prevent the withdrawal by the Borrower of its qualification as a foreign Company in any jurisdiction where such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) require the preservation of any such right, franchise, authorities to do business, license, permit, certification, accreditation or patent to the extent that the lapse thereof, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.6 Compliance with Statutes; etc. Borrower will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such instances of noncompliance as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.7 End of Fiscal Years; Fiscal Quarters. Borrower will cause (i) each of its fiscal years to end on December 31 of each calendar year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.8 Further Assurances. Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Lenders from time to time such vouchers, invoices, schedules, confirmatory assignments, confirmatory conveyances, financing statements, transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments and take such further steps relating to the Collateral as the Lenders may reasonably require.

8.9 Performance of Obligations. The Borrower will perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as, either individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.

8.10 Maintenance of Owner Containers. The Borrower will, or will cause the Manager to:

(a) keep, or require the related Lessee to keep, the Owner Containers in good repair and working order (reasonable wear and tear and causes beyond the Borrower’s control excepted);

(b) at all times require the related Lessee to use the Owner Containers, in accordance with good operating practices and at all times comply with all loading limitations, handling procedures and operating instructions prescribed by the manufacturer;

(c) not knowingly permit the Lessees to use the Owner Containers for storage of transportation of hazardous substances or other unsuitable contents in violation of applicable United States environmental law; and

(d) require the related Lessee to comply with the International Convention for Safe Containers (CSC) in all material respects with respect to Owner Containers.

8.11 Insurance. The Borrower shall instruct the Manager to comply with, and monitor compliance by the Borrower with, the provisions of Section 8 (Insurance) of the Management Agreement. The Administrative Agent and each Lender reserves the right (but shall not have the obligation) to obtain (i) at Borrower’s expense, insurance with respect to any or all of the risks required under the Management Agreement to be insured by the Manager on behalf of the Borrower if the Manager shall fail to obtain such coverage in the specified amounts, and (ii) at the Lenders’ expense, additional insurance on its own behalf with respect to any or all of such risks (or any other risk). However, the Administrative Agent and the Lenders will notify the Borrower prior to obtaining any such insurance.

8.12 Interest Rate Hedging Agreements. The Borrower will maintain one or more Interest Rate Hedging Agreements that will obligate the Borrower or the applicable Interest Rate Hedge Counterparty to make a Periodic Hedge Payment on each Payment Date. Each Interest Rate Hedge Counterparty shall be, on the date on which the related Interest Rate Hedging Agreement is entered into, (i) a bank that has both (A) a long term unsecured debt rating of at least “A-” or better from S&P and “A3” or better from

Moody’s and (B) a short term unsecured debt rating of “A-2” or better from S&P are rated and “P-2” or better from Moody’s, or (ii) a bank or other financial institution that is otherwise acceptable to the Majority Lenders. Any Periodic Hedge Payment or Hedge Termination Payment shall be deposited by, or on behalf of, the Borrower directly into the Trust Account and shall be distributed in accordance with Section 3.2. The Borrower shall maintain Interest Rate Hedging Agreements with respect to a notional principal amount that is at least the Minimum Required Hedge Amount and not more than the Maximum Required Hedge Amount. If the actual notional principal amount of the Interest Rate Hedging Agreements is less than the Minimum Required Hedge Amount or more than the Maximum Required Hedge Amount, the Borrower shall have up to (i) ninety (90) days if the Revolving Credit Period is then in effect or (ii) five (5) Business Days (or such longer period as the Administrative Agent may in its sole discretion permit) if the Revolving Credit Period is not then in effect to (x) terminate, in part or in whole, any Interest Rate Hedging Agreements with one or more of the counterparties to such agreements, to the extent necessary to reduce the notional principal amount of the Interest Rate Hedging Agreements below the Maximum Required Hedge Amount or (y) enter into Interest Rate Hedging Agreements to the extent necessary to increase the notional principal amount of the Interest Rate Hedging Agreements above the Minimum Required Hedge Amount as the circumstances require.

8.13 UNIDROIT Convention. The Borrower will comply with the terms and provisions of the UNIDROIT Convention on International Interests in Mobile Equipment or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted.

8.14	Compliance with United States Laws.

(a) The Borrower will conduct its operations as if it is a “U.S. Person” and a “Person Subject to the Jurisdiction of the United States,” with the meaning of OFAC Sanctions.

(b) No part of the proceeds of any Loan or of the revenue derived from any Lease or Container will be used, directly or indirectly, to engage in any activity, practice, or conduct that would constitute a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-corruption laws. Specifically, no part of the proceeds of any Loan or of the revenue derived from any Lease or Owner Container will be used, directly or indirectly, to make, offer, authorize, or receive any financial or other advantage or anything of value to or from any third party (including any government official, employee, political party, official of a political party, candidate of political office or anyone else acting in an official capacity) to induce, secure or reward the improper performance of a duty or obligation to which that third party is subject in order to obtain or retain business or a business advantage.

8.15	Non-Consolidation of the Borrower.

(a) The Borrower shall be operated in such a manner to minimize the likelihood that it would be substantively consolidated with the trust estate of any other Person in the event of the bankruptcy or insolvency of the Borrower or such other Person. Without limiting the foregoing the Borrower shall (1) conduct its business in its own name, (2) maintain its books and records separate from those of any other Person (except as otherwise permitted under the Loan Documents), (3) maintain its bank accounts separate from those of any other Person (except to the extent otherwise permitted under any Loan Document), (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) pay its own liabilities and expenses only out of its own funds, (6) enter into a transaction with an Affiliate only if such transaction is intrinsically fair, commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate (it being understood that each Container Sale Agreement fulfills such requirements), (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, (8) hold itself out as a separate entity and maintain adequate capital in light of its contemplated business operations and (9) observe all other appropriate organizational formalities.

(b) Notwithstanding any provision of law which otherwise empowers the Borrower, the Borrower shall not (1) hold itself out as being liable for the debts of any other Person, (2) act other than in its Company name and through its duly authorized officers, directors or agents, (3) engage in any joint activity or transaction of any kind (except as otherwise permitted under the Loan Documents) with or for the benefit of any Affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to its shareholders and except for the Loans, (4) except as permitted under the Management Agreement, commingle its funds or other assets with those of any other Person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except as permitted under Section 9.1) or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Borrower or engage in any other activity not contemplated by the Loan Documents and related documents.

8.16 Finance Lease Payments. The Borrower shall cause the Manager to instruct all Lessees under all Finance Leases to remit all payments under such Finance Leases to the Finance Lease Proceeds Account.

9.	NEGATIVE COVENANTS.

Borrower hereby covenants and agrees that, for so long as any Commitment remains outstanding, and until the Loans, together with interest, Fees and all other Obligations, are paid in full:

9.1 Restrictions on Indebtedness. The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to one or more Secured Parties arising under any of the Loan Documents;

(b) Manager Advances (as defined in the Management Agreement) subject to the limitations on Manager Advances set forth in the Management Agreement;

(c) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(d) purchase money indebtedness or obligations in connection with the acquisition of Owner Containers by Borrower; provided that such indebtedness or obligation (i) represents the vendor’s or manufacturer’s invoice price of such Owner Containers, (ii) does not exceed 100% of the vendor’s or manufacturer’s invoice price of the Owner Containers being purchased at the time of the incurrence of such indebtedness or obligations and (iii) is not overdue in accordance with its terms.

9.2 Restrictions on Liens. The Borrower will not create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom, except:

(a) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Administrative Agent or any Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(b) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 60 days after the Borrower or the Manager has knowledge thereof or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Administrative Agent or the Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(c) Liens in favor of any of the Secured Parties under the Loan Documents;

(d) Liens securing purchase money indebtedness or obligations permitted pursuant to Section 9.1(d);

(e) rights of a Lessee in Owner Containers subject to the terms of a Lease;

(f) rights of the Manager under the Management Agreement; and

(g) Liens (i) in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower under Article IV of the UCC or (ii) on deposit accounts or securities accounts (and the contents thereof), in favor of the financial institution at which such account is located, arising pursuant to such financial institution’s standard terms and conditions governing such account.

9.3	Restrictions on Investments. The Borrower will not make or permit to exist or to remain outstanding any Investment except:

(a) Eligible Investments with respect to funds on deposit in the Trust Account and the Cash Reserve Account;

(b) Investments consisting of accounts receivable owing to the Borrower in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with Lessees arising in the ordinary course of business; or

(d) Finance Leases originated or acquired by the Borrower in accordance with the terms of the Loan Documents.

9.4 Restricted Payments. The Borrower will not make any Restricted Payments if a Default or an Event of Default is then continuing or would result from such payment.

9.5	Merger, Consolidation and Disposition of Assets.

9.5.1 Mergers and Acquisitions. The Borrower will not become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the Voting Stock of any Person.

9.5.2 Disposition of Assets. The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of any of its assets, other than that comply with the terms and limitations set forth in this Credit Agreement, the Management Agreement and the other Loan Documents; provided that this Section 9.5.2 shall not restrict (a) the sale of Investments permitted pursuant to Section 9.3, (b) the sale of one or more Owner Container(s) subject to a Finance Lease to the related Lessee in accordance with the terms of such Finance Lease, (c) the sale of Owner Containers not subject to a Finance Lease to Persons that are not Sanctioned Persons made in the ordinary course of business (including any such sales resulting from the sell/repair decision of the Manager) so long as (i) no Asset Base Deficiency is then continuing or would result from such sale, and (ii) such sale is otherwise permitted pursuant to the terms of the Management Agreement and (d) sales of Owner Containers in connection with repurchases or substitutions to effect compliance with the representations and warranties made by a seller under a Container Sale Agreement.

9.6 Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease back such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7 Compliance with Environmental Laws. The Borrower will not (a) use any Owner Container for the handling, processing, storage or disposal of Hazardous Substances, (b) otherwise use any Owner Container in any manner that would violate in any material respect any Environmental Law or bring such Owner Container (with respect to each of the foregoing clauses (a) and (b)), in material violation of any Environmental Law.

9.8 Employee Benefit Plans. The Borrower shall not do any of the following to the extent such act or failure to act would result individually or in the aggregate, after taking into account all other such acts or failures to act under this Section 9.8, in a Material Adverse Effect:

(a) engage in any nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower; or

(b) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower pursuant to Section 302(f) or Section 4068 of ERISA; or

(c) amend any Guaranteed Pension Plan resulting in an increase in current liability for the Plan year such that the Borrower is required to post a security pursuant to Section 307 of ERISA;

(d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(e) permit or take any action which would contravene any Applicable Pension Legislation and would have a Material Adverse Effect.

9.9 Fiscal Year. The Borrower will not change the date of the end of its fiscal year from that set forth in Section 8.7.

9.10 Transactions with Affiliates. Except for the Loan Documents and except as expressly permitted under Sections 9.1, 9.2, 9.3, 9.4 and 9.5, the Borrower will not engage in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

9.11 Other Agreements. The Borrower will not enter into, or become a party to, any agreements or instruments other than (i) the Loan Documents and any other agreement(s) contemplated hereby or thereby or related hereto or thereto, (ii) any agreement(s) for disposition of the Owner Containers and Leases permitted by the terms of this Credit Agreement and made in accordance with all applicable provisions of the Management Agreement and (iii) any other documents contemplated by a Container Sale Agreement or the Management Agreement.

9.12 Charter Documents. The Borrower will not amend or modify its articles of association.

9.13 Capital Expenditures. The Borrower will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for (a) acquisition or origination of Finance Leases and Owner Containers subject to Finance Leases or (b) capital improvements to the Owner Containers made in the ordinary course of its business and in accordance with the terms of the Management Agreement.

9.14 Permitted Activities; Compliance with Organizational Documents. The Borrower will not engage in any activity or enter into any transaction except as permitted under its organizational documents as in effect on the date on which this Credit Agreement is executed. The Borrower will observe all company, organizational and managerial procedures required by its organizational documents and applicable law.

9.15 Subsidiaries. The Borrower shall not create any Subsidiaries.

9.16 OFAC. The Borrower shall not in a manner which would violate OFAC Sanctions, (i) lease, consent to any sublease, or permit the use or carriage of any of the Owner Containers to or by any Person that is a Sanctioned Person, (ii) lease, sublease, use, or locate, or permit the lease, sublease, use, or location of any of the Owner Containers in any Sanctioned Country; or (iii) derive any of its assets or operating income from investments in, or transactions with, any Sanctioned Person or Sanctioned Country. If the Borrower obtains knowledge that any Owner Container is subleased to, or used by, a Sanctioned Person or located or used in a Sanctioned Country in a manner which would violate OFAC Sanctions, then the Borrower shall, within ten (10) Business Days after obtaining knowledge thereof, exclude such Owner Container from all calculations of the Asset Base for so long as such condition continues.

9.17 No Termination, Waivers or Amendments to Management Agreement.

9.17.1 The Borrower will not agree to any waiver of a default by the Manager under, or permit the amendment of, the Management Agreement, that would materially and adversely affect the rights or interests of the Administrative Agent, the Lenders or any Interest Rate Hedge Provider.

9.17.2 The Borrower will not, without the prior written consent of the Administrative Agent (acting at the direction of the Majority Lenders), (i) consent to any voluntary termination by the Manager of the Management Agreement, or (ii) terminate the Manager under the Management Agreement.

9.18 Payables for Owner Containers. The Borrower shall not incur obligations to manufacturers or other third parties to purchase or otherwise acquire containers unless (i) all of the requirements set forth in Section 4.4(a) of the Management Agreement have been complied with in connection with such acquisition, and (ii) the Borrower has funds or committed financing available in an amount sufficient to pay for such amount.

9.19 Bank Accounts. Aside from the Trust Account, the Cash Reserve Account, the Expense Payment Account and the TWCL Distribution Account, the Borrower shall not establish any other bank accounts, trust accounts or other deposit accounts without prior written notice to, and the prior written consent of, the Administrative Agent (acting at the direction of the Majority Lenders), in each instance.

10.	CLOSING CONDITIONS.

The obligation of each Lender to make its initial Loan hereunder is subject to the satisfaction of the following conditions (or the written waiver of such conditions by the Administrative Agent (acting at the direction of the Majority Lenders)):

10.1 Execution of Loan Documents. On or prior to the Closing Date, the following shall have been executed and delivered and shall be in full force and effect:

(a) this Credit Agreement,

(b) the Management Agreement,

(c) the Administrative Agent Fee Letter, and

(d) the Security Agreement.

10.2 Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date and signed by an Authorized Officer of the Borrower, certifying that (i) all of the applicable conditions set forth in Section 10 (other than such conditions as are expressly subject to the satisfaction of the Administrative Agent and/or the Majority Lenders), have been satisfied on such date, (ii) there exists no Default or Event of Default and (iii) all representations and warranties contained herein and in each other Loan Document are true and correct in all material respects with the same effect as though such representations and warranties were made on such date (except with respect to any representation or warranty which by its terms is made as of a specified earlier date).

10.3 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from counsel to the Borrower, an opinion addressed to the Administrative Agent, each Lender and each Interest Rate Hedge Counterparty and dated the Closing Date, which opinion shall (x) cover the enforceability of the Loan Documents and the creation and perfection of the security interests and/or liens granted pursuant to the relevant Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (y) be in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders).

10.4 Company Documents; Proceedings.

(a) On the Closing Date, the Administrative Agent shall have received from Borrower a certificate of the Borrower, signed on the Borrower’s behalf by the secretary, any assistant secretary or other senior officer of the Borrower, attaching and certifying as to true and correct copies of the certificate of incorporation, memorandum of association, bye-laws or equivalent organizational documents of the Borrower and the resolutions of the board of directors of the Borrower referred to in such certificate, and all of the foregoing shall be reasonably satisfactory to the Majority Lenders.

(b) On the Closing Date, all instruments and agreements in connection with the transactions contemplated by this Credit Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Majority Lenders, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent (acting at the direction of the Majority Lenders) reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

10.5 Approvals. On or prior to the Closing Date, all necessary governmental (domestic and foreign), regulatory and material third party approvals and/or consents in connection with this Credit Agreement and the other Loan Documents shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent; except for any such approval or consent the failure to obtain would not reasonably be expected to have a Material Adverse Effect. Additionally, on the

Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the making of the Loans or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

10.6	Lien Filings. On the Closing Date, Administrative Agent shall have received:

(a) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction (including Bermuda) as may be necessary or, in the reasonable opinion of the Majority Lenders desirable, to perfect the security interests purported to be created by the Security Agreement;

(b) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name the Borrower as debtor and that are filed in the jurisdictions referred to in clause (i) above (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);

(c) evidence of the completion of (or adequate provision for) all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Majority Lenders desirable, to perfect the security interests intended to be created by the Security Agreement; and

(d) evidence that all other actions necessary or, in the reasonable opinion of the Majority Lenders desirable, to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Security Agreement have been taken and the Security Agreement shall be in full force and effect.

10.7 Insurance Certificates; etc. On the Closing Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 8.11 for the business and properties of the Borrower, in scope, form and substance reasonably satisfactory to the Majority Lenders and naming the Administrative Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ (or 10 days’, in the case of cancellation for nonpayment of premium) prior written notice by the respective insurer to the Administrative Agent.

10.8 Payment of Fees. On the Closing Date, all costs, fees and expenses, and all other compensation due to the Administrative Agent and the Lenders (including, without limitation, reasonable and documented legal fees and expenses) shall have been paid to the extent then due.

11.	CONDITIONS PRECEDENT TO ALL LOANS.

The obligation of each Lender to make Loans (including its initial Loan hereunder) is subject, on the Funding Date of each such Loan (except as hereinafter indicated), to the satisfaction of the following conditions:

11.1 Closing Date and Revolving Credit Period. The Closing Date shall have occurred and the Revolving Credit Period shall be in effect.

11.2 No Default or Event of Default; Representations and Warranties. At the time of each such Loan and immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in each other Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such Funding Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

11.3 Loan Request. At least three (3) LIBOR Business Days prior to such Funding Date, the Administrative Agent shall have received a Loan Request. Each Loan Request, and acceptance by the Borrower of the proceeds of any Loan, shall constitute a certification that on the applicable Funding Date (both immediately before and after giving effect to such Loan) all of the conditions precedent set forth in this Section 11 (including without limitation those set forth in Section 11.2) have been satisfied.

11.4 Finance Leases.

(a) The Borrower shall have delivered to the Administrative Agent, not less than three (3) LIBOR Business Days prior to the proposed Funding Date, (i) a copy of the fully executed Finance Lease that will be acquired or originated with the proceeds of such Loan, and (ii) the information set forth on Schedules 2 and 3 hereto with respect to such Finance Lease and the Lessee thereunder.

(b) On such Funding Date such Finance Lease is (i) properly classified as an Eligible Finance Lease, and (ii) is either (x) in the form of an Approved Lease Form or (y) is in form and substance acceptable to the Administrative Agent in its sole discretion. In connection with any approval pursuant to Section 11.4(b)(ii)(y), the Borrower (or the Manager on behalf of the Borrower) may submit a proposed Finance Lease to the Administrative Agent at any time. If the Administrative Agent does not reject in writing such proposed Finance Lease within ten (10) Business Days, then such proposed Finance Lease shall be deemed to be in form and substance acceptable to, and to have been approved by, the Administrative Agent for all purposes under the Loan Documents.

11.5 Early Amortization Event. No Early Amortization Event shall have occurred or would result from such Loan.

11.6 No Asset Base Deficiency. After giving effect to such Loan, no Asset Base Deficiency will exist.

11.7 Bankruptcy Opinions. On the first Funding Date on which a Finance Lease is acquired by the Borrower pursuant to the terms of a Container Sale Agreement, the Administrative Agent shall have received, an opinion letter (in form and substance satisfactory to the Administrative Agent) addressed to the Administrative Agent and each of the Lenders regarding “true sale” matters.

11.8 Cash Reserve Amount. The Borrower shall have complied with its obligations under Section 3.3(b).

11.9 Control Agreement; Perfection Opinion. Prior to the initial Funding Date, the Control Agreement shall have been executed and delivered and shall be in full force and effect. In addition, the Administrative Agent shall have received from Canadian counsel to the Borrower, an opinion addressed to the Administrative Agent, each Lender and each Interest Rate Hedge Counterparty regarding perfection of the security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in each of the Trust Account, the Reserve Cash Account and the Expense Payment Account. Such opinion shall be in form and substances satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders).

12.	EVENTS OF DEFAULT; ACCELERATION; ETC.

12.1 Events of Default and Acceleration. Any of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay the then unpaid principal of the Loans when the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment (other than failure to pay any Scheduled Principal Payment Amount described in clause (a) of the definition thereof, which is dealt with exclusively in Section 12.1(c));

(b) the Borrower shall fail to pay (i) on any Payment Date any interest on the Loans or any Fees then due and payable, or (ii) other sums due hereunder or under any of the other Loan Documents, in each case, within three (3) Business Days of the date the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment (other than any failure to pay that is dealt with in Section 12.1(a) or any failure to pay any Scheduled Principal Payment Amount described in clause (a) of the definition thereof, which is dealt with exclusively in Section 12.1(c));

(c) the Aggregate Loan Principal Balance exceeds the Asset Base on any Payment Date and the Borrower does not remedy such situation within ninety (90) days following the occurrence of such condition; provided, however, that if (x) such condition exists due to the occurrence of a Defaulted Finance Lease and (y) the Finance Lease Default Ratio is less than twenty percent (20%), the period to cure such condition shall be extended from ninety (90) days to two hundred ten (210) days;

(d) the Borrower shall breach any other covenant or agreement (not otherwise covered by this Section 12.1) of the Borrower set forth in this Credit Agreement or other Loan Document, which breach materially and adversely affects the Lenders and/or the Interest Rate Hedge Counterparties and which continues for a period of sixty (60) days after the earliest of (x) any Senior Designated Officer of the Borrower first acquiring knowledge thereof, (y) the Administrative Agent’s giving written notice thereof to the Borrower, and (z) any Lender giving written notice thereof to the Borrower and the Administrative Agent; provided, that the Borrower shall have an additional 60-day cure period following the 60-day period described above if the Borrower is diligently attempting to cure any such default;

(e) any representation or warranty of the Borrower made in any other Loan Document shall prove to be incorrect in any material respect as of the time when the same shall have been made, which continues and, if capable of cure, which materially and adversely affects the Lenders and/or the Interest Rate Hedge Counterparties and the continuance of such condition for a period of thirty (30) days after the earliest of (i) any Senior Designated Officer of the Borrower first acquiring knowledge thereof, (ii) the Administrative Agent’s giving written notice thereof to the Borrower, and (iii) any Lender giving written notice thereof to the Borrower and the Administrative Agent; provided, that the Borrower shall have an additional 30-day cure period following the 30-day period described above if the Borrower is diligently attempting to cure any such condition);

(f) all of the following shall have occurred (i) a Manager Default shall have occurred and shall have not been remedied, waived or cured, (ii) the Administrative Agent (acting at the direction of the Majority Lenders) shall have directed the Borrower in writing (with a copy to the Manager) to appoint a replacement manager for the Terminated Containers in accordance with the terms of the Management Agreement, and (iii) a replacement manager shall not have been appointed and assumed the management of all Terminated Containers pursuant to a management agreement reasonably acceptable to the Majority Lenders by the date which is 90 days after the date on which such Manager Default initially occurred;

(g)(i) the Borrower shall (A) make an assignment for the benefit of creditors, (B) admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, (C) petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of the assets of the Borrower (D) commence any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (E) take any action to authorize or in furtherance of any of the foregoing, or (ii) if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower, (A) the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein, or (B) such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h) a decree or order is entered (i) appointing any trustee, custodian, liquidator or receiver of the Borrower or adjudicating the Borrower bankrupt or insolvent, or (ii) approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower in an involuntary case under any Insolvency Law as now or hereafter constituted;

(i) There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days, any final judgment against the Borrower not covered by insurance that, with other outstanding final judgments, undischarged, against the Borrower not covered by insurance exceeds in the aggregate $1,000,000;

(j) If (i) any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or if the Liens on the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case other than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, (ii) any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its members or shareholders, or (iii) any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the Borrower incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA which would result in a Material Adverse Effect, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) a “reportable event” as defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30 day notice period is waived), or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), provided, that the Administrative Agent determines in its reasonable discretion that such event could be expected to result in (i) a Material Adverse Effect on the Borrower; (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan; or

(l) the Borrower is required to register as an Investment Company under the Investment Company Act of 1940, as amended.

12.2 Remedies. (a) Acceleration. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and, upon the request of the Majority Lenders, shall, by notice in writing to the Borrower (with a copy to each Interest Rate Hedge Counterparty) declare all amounts owing with respect to this Credit Agreement and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the event of any Event of Default specified in Section 12.1(g) or (h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

(b) Termination of Commitments. If an Event of Default specified in Section 12.1(g) or (h) shall occur, the Commitments shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may, and, upon the request of the Majority Lenders, shall, by notice to the Borrower, terminate the Commitments hereunder, and upon such notice being given the Commitments hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans. No termination of the Commitments hereunder shall relieve the Borrower of any of the Obligations.

(c) Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent (acting at the direction of the Majority Lenders) shall have accelerated the maturity of the Loans pursuant to Section 12.2(a), the Administrative Agent may, and, upon the direction of the Majority Lenders, shall proceed to protect and enforce on behalf of the Secured Parties rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents, including, as permitted by applicable law, the obtaining of the ex part appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.

(d) Generally. No remedy herein conferred upon the Administrative Agent (acting for the benefit of the Secured Parties) is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12.3 Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for, or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral;

(b) Second, to the Persons in the amounts and relative priority set forth in clauses (i) through (xi) inclusive of Section 3.2(b);

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-608(a)(1)(C) or 9 615(a)(3) of the UCC of the State of New York; and

(d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

12.4 Quiet Enjoyment. The Liens under the Security Documents on the Owner Containers and related Leases are subject to the right to the quiet enjoyment of the related Owner Containers by the applicable Lessee, so long as no “event of default” has occurred and is continuing under the applicable Lease. The Lenders and the Administrative Agent shall not take or cause to be taken any action contrary to such right of quiet enjoyment.

13.	ADMINISTRATIVE AGENT.

13.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells Fargo Securities LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and as collateral agent under the Security Agreement, and authorizes the Administrative Agent to enter into the Loan Documents on behalf of the Lenders take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 13.1 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

13.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.12 and 12.2(a) or (b)) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 11 or 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

13.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through its respective Related Parties. The exculpatory provisions of this Section 13 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to its respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

13.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to each Lender, each Interest Rate Hedge Counterparty and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 13.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 13.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13.6 and Section 15.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

In the event that (i) the Administrative Agent, whether in its capacity as the Administrative Agent or a Lender, does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by the Borrower and (ii) such proposed amendment, modification or waiver has been approved by the Majority Lenders, the Borrower may, upon (x) delivery of written notice thereof to the Administrative Agent, and (y) receipt by the Administrative Agent of the amount calculated in accordance with Section 15.14 in connection with a transfer of the Loans by the Administrative Agent, require that the Administrative Agent promptly resign from such position, such resignation, and the appointment of a successor Administrative Agent to be consummated in accordance with the first paragraph of this Section 13.6.

13.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel) and all other amounts due the Lenders and the Administrative Agent under Sections 5.1 and 15.3 allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.1 and 15.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

13.9 Collateral Matters.

(a) Each Lender hereby designates Wells Fargo Securities LLC as Collateral Agent under the Security Agreement and the other Security Documents, and each Interest Rate Hedge Counterparty in accepting the benefits available to it under the Security Documents is hereby deemed to consent to the appointment of Wells Fargo Securities LLC as Collateral Agent. All of the indemnifications, protections or other rights under the provisions of this Section 13 applicable to the Administrative Agent shall be equally applicable to the Person acting as the Collateral Agent.

(b) The Secured Parties irrevocably authorize the Administrative Agent and/or the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 15.12, if approved, authorized or ratified in writing by the Majority Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien; and

(iii) to take the actions with respect to the Collateral as are set forth in the Security Documents.

(c) The Secured Parties hereby agree that the Security Documents may be enforced only by the Administrative Agent or the Collateral Agent and that no Secured Party shall have any right individually to seek to enforce or to enforce the Security Documents to realize upon the security to be granted thereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent and/or the Collateral Agent upon the terms of this Credit Agreement and the Security Documents.

(d) Upon request by the Administrative Agent at any time, the Majority Lenders and each Interest Rate Hedge Counterparty will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.

13.10 Delivery of Documents. The Administrative Agent shall promptly forward to a Person the original or a copy of any document which is delivered to the Administrative Agent for such Person by any other Person.

14.	SUCCESSORS AND ASSIGNS.

14.1 General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 14.2, (b) by way of participation in accordance with the provisions of Section 14.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

14.2	Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a) except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or of an assignment to a Lender, an Affiliate of a Lender (other than the Borrower) or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder), or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned;

(c) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 5.2, 5.5 and 5.6, with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) Section 15.3 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this Section 14.2 shall be null and void.

14.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, Administrative Agent will maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

14.4 Participations. Any Lender may at any time sell participations to any Person (other than a natural person, the Borrower, TL or any Affiliate of TL) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 15.12(a) or (b), that in each case, affects such Participant. Subject to the last paragraph of this Section 14.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.2, 5.5 and 5.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.1 as though it were a Lender, provided such Participant agrees to be subject to Section 15.1 as though it were a Lender.

A Participant shall not be entitled to receive any greater payment under Sections 5.2.2 and 5.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

14.5 Certain Pledges. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder or substitute any such secured party for such Lender as a party hereto.

15.	PROVISIONS OF GENERAL APPLICATIONS

15.1 Setoff. Borrower hereby grants to the Administrative Agent and each Lender and Interest Rate Hedge Counterparty a continuing lien, security interest and right of setoff as security for all Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent, such Lender (or any Lender Affiliate) and such Interest Rate Hedge Counterparty and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any such Secured Party to the Borrower and any securities or other property of the Borrower in the possession of such Secured Party may be applied to or set off by such Lender against the payment of Obligations, subject to Section 4.4; provided, that in the event that any Defaulting Lender will exercise any such right of setoff, (a) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 15.13 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the other Lenders, and (b) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. ANY AND ALL RIGHTS TO REQUIRE ANY SECURED PARTY TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

15.2 Expenses. The Borrower agrees to pay (a) the reasonable costs of the Administrative Agent and its Affiliates, including without limitation the reasonable fees, expenses and disbursements of counsel to the Administrative Agent, incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (b) the cost and expenses of inspections and visits to be paid by the Borrower pursuant to Section 8.2 hereof, (c) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs and reasonable consulting, accounting, appraisal, commercial finance examination, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower after the occurrence of an Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s role as a Lender or Administrative Agent and (d) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches or UCC or other lien filings relating to the Loan Documents. The covenants contained in this Section 15.2 shall survive payment or satisfaction in full of all other Obligations.

15.3 Indemnification. The Borrower agrees to indemnify and hold harmless the Administrative Agent, its Affiliates (other than the Borrower), its sub-agents, each Lender, and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and related expenses of every nature and character, other than taxes (collectively, “Claims”), arising out of this Credit Agreement or any of the other Loan Documents, the performance by the respective parties of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnified Party is a party thereto, (c) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (d) with respect to the Borrower and its properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be responsible for any Claims under this Section 15.3 to the extent (i) caused by such Indemnified Party’s own gross negligence or willful misconduct or (ii) brought by (x) any Indemnified Party against another Indemnified Party or (y) the Borrower, TL or any Affiliate of TL against any Indemnified Party. In litigation, or the preparation therefor, the Lenders and the Administrative Agent and its affiliates shall be entitled to select their own counsel. To the extent that the respective interests of the Lenders and the Administrative Agent in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Lenders and the Administrative Agent using their reasonable good faith judgment), the Lenders and the Administrative Agent shall use common counsel in connection with such litigation and the preparation therefor. If, and to the extent that the obligations of the Borrower under this Section 15.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 15.3 shall survive payment or satisfaction in full of all other Obligations.

15.4	Treatment of Certain Confidential Information.

15.4.1 Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives (each, a “Recipient”), to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to it by, or on behalf of, the Borrower, TL or any Affiliate of TL in connection with any Loan Document (collectively, “Information”); provided that nothing herein shall limit the disclosure of any Information (a) (i) after such Information shall have become public other than through a violation of this Section 15.4, or (ii) becomes available to any of the Lenders or the Administrative Agent from a source other than the Borrower, TL or any Affiliate of TL and, to such Recipient’s knowledge, not in breach of any obligation of confidentiality, (b) to the extent required by statute, rule, regulation or judicial process (provided that, unless prohibited by applicable law, such Recipient shall provide to Borrower prompt notice of any such requirement so that Borrower may, at its sole expense, seek a protective order or take other appropriate legal action), (c) to counsel for any of the Lenders or the Administrative Agent, or to auditors or accountants who are under an obligation to keep such Information confidential, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, (e) to any party hereto, (f) in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or an Affiliate of the Administrative Agent (so long as such Person agrees to be bound by the provisions of this Section 15.4) who has a need to know the Information for purposes of evaluating or administering the Loan Documents or the Obligations, (h) to any actual or prospective assignee or participant that is not a Competitor, or any actual or prospective Interest Rate Hedge Counterparty that is not a Competitor, or its advisors (so long as such Person agrees to be bound by the provisions of this Section 15.4) who has a need to know the Information for purposes of evaluating or administering the Loan Documents or the Obligations or (i) with the prior written consent of the Borrower. Each Recipient agrees not to use any Information for any purpose or in any manner other that evaluating the performance of the Borrower under the Loan Documents and enforcing the rights, remedies and obligations hereunder and under the other Loan Documents. Without the prior written consent of the Borrower, no Recipient shall be permitted to refer to the Borrower, TL or any Affiliate of TL in connection with any advertising, promotion or marketing undertaken by such Recipient.

15.5 Survival of Covenants, etc. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding or any Lender has any Commitment.

15.6 Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by facsimile or email as follows:

(a) if to the Borrower, at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda, with a copy to Textainer Equipment Management (U.S.) Limited, 650 California Street, 16th Floor, San Francisco, CA 94108; Facsimile: 415-434-0599; or at such other addresses for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b) if to the Administrative Agent, at Wells Fargo Securities, LLC, 301 South College Street, MAC 010153-082, Charlotte, NC 28288, Attention: Jessica Gray, or such other address for notices as the Administrative Agent shall last have furnished in writing to the Person giving the notice;

(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice; and

(d) if to any Interest Rate Hedge Counterparty, at the address set forth in the related Interest Rate Hedging Agreement.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, registered or certified first-class mail, postage prepaid, on the date of receipt thereof, and (ii) if delivered by electronic means, on the date when sent (provided that, if not given during the recipient’s normal business hours, it will be deemed to have been given on the following Business Day).

15.7 Governing Law; Jurisdiction. (a) This Credit Agreement and, except as otherwise specifically provided therein, each of the other Loan Documents shall for all purposes be construed in accordance with and governed by the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law but otherwise excluding the laws applicable to conflicts or choice of law).

(b) Borrower agrees that any suit for the enforcement of this Credit Agreement or any of the other Loan Documents may be brought in the courts of the State of New York or any Federal court sitting therein and consents to the nonexclusive jurisdiction of such court and service of process in any such suit being made upon the Borrower by mail at the address specified in Section 15.6. The Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

15.8 Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

15.9 Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile or PDF file by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

15.10 Entire Agreement, etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 15.12.

15.11 Waiver of Jury Trial. Each of the parties hereto hereby waives its rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party, including any course of conduct, course of dealings, statements or actions of the Administrative Agent or any Lender relating to the administration of the loans or enforcement of the Loan Documents and agrees that it will not seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. Except as prohibited by law, Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

15.12 Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or the occurrence of any breach or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender:

(i) reduce or forgive the principal amount of the Loans of such Lender, or reduce the rate of interest on the Loans of such Lender or the priority thereof or the amount of any Fees owing to such Lender (other than (A) interest on the Loans accruing pursuant to Section 5.8 following the effective date of any waiver by the Majority Lenders of the Event of Default relating thereto and (B) waiver of the application of such default interest as contemplated by the parenthetical phrase in clause (iii) below);

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, such Lender’s Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.8, and (B) any vote to rescind any acceleration made pursuant to Section 12.2(a) of amounts owing with respect to the Loans and other Obligations, shall require only the approval of the Majority Lenders);

(iv) other than as contemplated by Section 13.9 or any transaction permitted by the terms of this Credit Agreement, release any of the Collateral (excluding, if the Borrower becomes a debtor under the Federal Bankruptcy Code or other applicable insolvency laws, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code or any analogous provision of any applicable insolvency law pursuant to a cash collateral stipulation with the debtor, which shall require only the approval of the Majority Lenders); or

(v) amend or waive this Section 15.12 or the definition of “Majority Lenders”;

(b) without the written consent of the Administrative Agent, amend or waive Section 13 or any other provision applicable to the Administrative Agent; or

(c) without the consent of any affected Interest Rate Hedge Counterparty, reduce, delay, forgive or change the relative priority of any amounts owing to such Person in accordance with the terms hereof or modify any other provision of this Credit Agreement in a manner that could adversely affect such Interest Rate Hedge Counterparty.

Notwithstanding anything to the contrary herein, no Defaulting Lender will have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (2) the amount of principal and accrued fees and interest owing to any Defaulting Lender may not be reduced without the consent of such Lender, and (3) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders will require the consent of such Defaulting Lender.

No waiver shall extend to or affect any obligation not expressly waived therein, or impair any right consequent thereto. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

15.13 Defaulting Lenders.

15.13.1 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement will be restricted as set forth in Section 15.12.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 15.1), will be applied at such time or times as may be determined by Administrative Agent as follows: FIRST, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; SECOND, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its Commitment Percentage thereof at a time when all of the conditions precedent set forth in Sections 10 and 11 were satisfied with respect to such Loan, as determined by Administrative Agent; THIRD, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; FOURTH, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and FIFTH, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its Commitment Percentage and (2) such Loans were made at a time when the conditions set forth in Sections 10 and 11 were satisfied or waived, such payment will be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 15.13.1(b) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. That Defaulting Lender will not be entitled to receive any Commitment Fee pursuant to Section 5.1 for any period during which that Lender is a Defaulting Lender (and the Borrower will not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

15.13.2 Defaulting Lender Cure. If (x) a Defaulted Lender shall have fully funded its Commitment Percentage of all Loans and other amounts it has previously failed to fund or (y) the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded to be held on a pro rata basis by the Lenders in accordance with their Commitment

Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

15.14	Replacement of Lenders.

(a) In the event that any Lender (i) delivers a certificate requesting compensation pursuant to Section 5.6, (ii) delivers a notice described in Section 5.4 or 5.5, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, (iv) does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by the Borrower or (v) is a Defaulting Lender, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 14.2), all of its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.6 or payments required to be made pursuant to Section 5.2.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable laws.

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) If (i) any Lender shall request compensation under Section 5.6, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 5.6, enable it to withdraw its notice pursuant to Section 5.4 or 5.5, or would reduce amounts payable pursuant to Section 5.2.2, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

15.15 Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 15.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders will be limited by Bankruptcy Laws, as determined in good faith by Administrative Agent then such provisions will be deemed to be in effect only to the extent not so limited.

15.16 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act of 2005 (H.R. 3199) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

15.17 Third Party Beneficiary. Each Interest Rate Hedge Counterparty shall be an express third party beneficiary with respect to the rights afforded to such Interest Rate Hedge Counterparty under this Credit Agreement and the other Loan Documents.

15.18 Relationship of Administrative Agent and Borrower. Notwithstanding that the Administrative Agent acknowledges that Borrower is an Affiliate of the Administrative Agent, the decisions of the Administrative Agent hereunder, including credit-related or any other type of decisions, consents, waivers, determinations or any other actions or courses of action to be made by the Administrative Agent shall be made without regard to any such affiliate relationship and shall be made by the Administrative Agent solely in its capacity as lender and/or Administrative Agent, in the exercise of its sole and absolute judgment and in fulfillment of its obligations as Administrative Agent for the Lenders hereunder, subject in each case to every law, rule, regulation or treaty, interpretation, guideline or directive or the application thereof by any Governmental Authority (whether or not having the force of law) applicable to the Administrative Agent in its capacity as such or as a Lender. In determining whether or not to reject a Finance Lease pursuant to Section 11.4(b)(ii)(y), the Administrative Agent shall use its ordinary credit judgment and take into consideration only the factors that it would ordinarily consider in determining whether such Finance Lease is acceptable to it. For the avoidance of doubt, it will make its determination in the same manner it would have with respect to a similar funding request under similar circumstances made by a similarly situated borrower that is not an Affiliate of the Administrative Agent or the Lender.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

TW CONTAINER LEASING, LTD., as Borrower

By:	/S/ ROBERT D. PEDERSEN
Name:
Title:

By:	/S/ ROBERT CAPPS
Name:
Title:

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:	/S/ KEVIN C RYAN
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/S/ ROBERT CAPPS
Name:
Title:

Credit Agreement

Exhibit A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:	_______________________

2. Assignee:	_______________________
Assignee is an Eligible Assignee

3. Borrower:	TW CONTAINER LEASING, LTD

4. Administrative Agent:	WELLS FARGO SECURITIES, LLC, as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement, dated as of August 5, 2011, among the Borrower, the lenders parties thereto, and Wells Fargo Securities, LLC, as Administrative Agent

6. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans1
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Accepted:

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:
Title:

[Consented to:]2

TW CONTAINER LEASING LTD

By:
Title:]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]

So long as no Default or Event of Default has occurred or is continuing, the consent of the Borrower is required under §14.2 of the Credit Agreement for any assignment unless the assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

ANNEX 1

THE CREDIT AGREEMENT, DATED AS OF AUGUST 5, 2011, AMONG TW CONTAINER

LEASING LTD, THE LENDERS PARTIES THERETO AND WELLS FARGO SECURITIES, LLC,

AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it is not a Defaulting Lender and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit D

FORM OF LOAN REQUEST

Date: _____________

To:	Wells Fargo Securities LLC

301 South College Street

MAC 010153-082

Charlotte, NC 28288

Ladies and Gentlemen:

TW CONTAINER LEASING LTD, an exempted company with limited liability organized under the laws of Bermuda (the “Borrower”), submits this Loan Request in connection with Section 2.2 of the Credit Agreement, dated as of August 5, 2011 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”, by and among the Borrower, the lenders from time to time party thereto (collectively the “Lenders”), and WELLS FARGO SECURITIES, LLC, as Administrative Agent. All capitalized terms used in this Loan Request shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

We hereby represent, warrant and certify to you that (a) the proceeds specified herein shall be used in accordance with the provisions of the Credit Agreement, (b) the representations and warranties of the Borrower contained in the Credit Agreement and in each other Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the proposed Funding Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and to the extent that such representations and warranties relate expressly to an earlier date), (c) the Borrower has performed and complied in all material respects with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by the Borrower prior to or at the time of the borrowing requested hereunder, and (d) at and as of the date hereof and after giving effect to the requested Loan, no Default, Event of Default, Asset Base Deficiency or Early Amortization Event shall have occurred or would result from the making of the Loan requested hereby.

In accordance with Section 2.2 of the Credit Agreement, the Borrower hereby requests a Loan under the Credit Agreement and that such Loan be allocated among the Lenders in accordance with Schedule A hereto and hereby sets forth below the required information relating to such Loan:

(i)	the principal amount of the Loan requested is $ ,

(ii)	the proposed Funding Date of such Loan is ,

(iii)	the proceeds of such Loan will be used to fund the following Finance Lease:

In addition, the Borrower hereby requests that the proceeds of the Loan requested hereby be distributed in accordance with the wiring instructions set forth on the flow of funds attached as Schedule B hereto.

Very truly yours,

TW CONTAINER LEASING LTD

By:	3
Name:
Title:	Officer

By:	4
Name:
Title:	Officer

3	Textainer nominated officer
4	Wells nominated officer

Schedule A to Exhibit D

Lenders	Funding Amount

Exhibit E

FORM OF

PROMISSORY NOTE

$	________, 20__

FOR VALUE RECEIVED, the undersigned TW CONTAINER LEASING, LTD., an exempted company with limited liability organized under the laws of Bermuda (the “Borrower”), hereby promises to pay to the order of [                                         ], a [                    ] (the “Bank”) at the Administrative Agent’s office at 301 South College Street, NC0174, Charlotte, NC 28202-6000:

(a) on the Maturity Date the principal amount of [______ Million Dollars ($_______)] or, if less, the aggregate unpaid principal amount of all Loans advanced by the Bank to the Borrower pursuant to the Credit Agreement dated as of August 5, 2011 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time the party hereto and the Administrative Agent;

(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the principal balance hereof from time to time outstanding from the Closing Date through and including the Maturity Date at the times and at the rate provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of and subject to the obligations contained in the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Funding Date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be prima facie evidence (absent manifest error) of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS THEREOF BUT OTHERWISE WITHOUT REGARD TO THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fully extent permitted by applicable law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Note against the Borrower or its properties in the courts of any jurisdiction.

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

TW CONTAINER LEASING LTD

By:
Name:
Title:	Officer

By:
Name:
Title:	Officer

SCHEDULE 1

COMMITMENTS

Lender	Commitment	Commitment Percentage	Address
Wells Fargo Bank, National Association	$425,000,000	100%	301 South College Street, MAC 010153-082, Charlotte, NC 28288

5